Exhibit 10.1
SECOND AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY
AGREEMENT
among
UNITED STATES PHARMACEUTICAL GROUP, L.L.C.
NATIONSHEALTH HOLDINGS, L.L.C.
and
NATIONSHEALTH, INC.
and
CAPITALSOURCE FINANCE LLC
Dated as of
March 21, 2006

REVOLVING CREDIT AGREEMENT

			Page
	10.2	Delay; No Waiver of Defaults	37
	10.3	Jury Waiver	37
	10.4	Cooperation in Discovery and Litigation	38

XI.	EFFECTIVE DATE AND TERMINATION		38
	11.1	Termination and Effective Date Thereof	38
	11.2	Survival	39

XII.	MISCELLANEOUS		39
	12.1	Governing Law; Jurisdiction; Service of Process; Venue	39
	12.2	Successors and Assigns; Participations; New Lenders	39
	12.3	Application of Payments	40
	12.4	Indemnity	40
	12.5	Notice	41
	12.6	Severability; Captions; Counterparts; Facsimile Signatures	41
	12.7	Expenses	41
	12.8	Entire Agreement	42
	12.9	Lender Approvals	42
	12.10	Publicity	42
	12.11	Release of Lender	42
	12.12	Agent	43
	12.13	Agreement Controls	43

	ANNEX I		1

	FINANCIAL COVENANTS		1
	1)	Minimum EBITDA	1
	2)	Fixed Charge Coverage Ratio (EBITDA/Fixed Charges)	2
	3)	Cash Velocity	2
	4)	Minimum Liquidity and Working Capital	2

	APPENDIX A		1

	DEFINITIONS		1

SECOND AMENDED AND RESTATED
REVOLVING CREDIT AND SECURITY AGREEMENT
          THIS SECOND AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT (the “Agreement”) dated as of March 21, 2006, is entered into among UNITED STATES PHARMACEUTICAL GROUP, L.L.C. d/b/a NATIONSHEALTH, a Delaware limited liability company (“USPG”), NATIONSHEALTH HOLDINGS, L.L.C., a Florida limited liability company (“NHH”), and NATIONSHEALTH, INC., a Delaware corporation (“NationsHealth”) (jointly and severally, the “Borrower”) and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (the “Lender”).
          WHEREAS, pursuant to a certain Revolving Credit and Security Agreement by and between USPG, NHH and Lender dated as of April 30, 2004 (the “Original Credit Agreement”), Lender made available to USPG and NHH a revolving credit facility (the “Revolving Facility”) in a maximum principal amount at any time outstanding of up to Ten Million and 00/100 Dollars ($10,000,000.00) (the “Facility Cap”), the proceeds of which shall be used by Borrower (i) as a provider of health care services, (ii) as a wholesaler, retailer and provider of medical supplies, (iii) for the generation of receivables/inventory, (iv) for the refinancing of existing indebtedness, (v) for its working capital needs thereafter and (vi) for payments to Lender hereunder upon and subject to the conditions set forth in the Original Credit Agreement; and
          WHEREAS, USPG, NHH and Lender agreed to amend and restate the Original Credit Agreement pursuant to a certain Amended and Restated Revolving Credit and Security Agreement by and among USPG, NHH and Lender dated as of June 29, 2004 (as amended, the “First Restated Credit Agreement”); and
          WHEREAS, Borrower has further requested that Lender amend and restate the terms and conditions of the First Restated Credit Agreement as set forth herein;
          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower and Lender hereby agree that the First Restated Credit Agreement shall be amended and restated as follows:
I. DEFINITIONS
     1.1 General Terms
          For purposes of this Agreement, in addition to the definitions above and elsewhere in this Agreement, the terms listed in Appendix A and Annex I hereto shall have the meanings given such terms in Appendix A and Annex I, which are incorporated herein and made a part hereof. All capitalized terms used which are not specifically defined herein shall have meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein. Unless otherwise specified herein or in Appendix A, Annex I, any agreement, contract or instrument referred to herein or in Appendix A or Annex I shall mean such agreement, contract or instrument as modified, amended, restated or supplemented from time to time. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in Appendix A, Annex I or elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP.

II. ADVANCES, PAYMENT AND INTEREST
     2.1 The Revolving Facility
          (a) Subject to the provisions of this Agreement, Lender shall continue the Existing Advances and make Advances to Borrower under the Revolving Facility from time to time during the Term, provided that, notwithstanding any other provision of this Agreement, the aggregate amount of all Advances at any one time outstanding under the Revolving Facility shall not exceed either of (a) the Facility Cap, or (b) the Availability, plus such additional amounts that Lender may elect to advance to Borrower in its sole discretion such that the total outstanding Advances at any one time are not less than the Minimum Balance. The Revolving Facility is a revolving credit facility, which may be drawn, repaid and redrawn, from time to time as permitted under this Agreement. Any determination as to whether there is Availability for Advances shall be made by Lender in its sole discretion and, absent demonstrable error, is final and binding upon Borrower. Unless otherwise permitted by Lender, each Advance shall be in an amount of at least $1,000. Subject to the provisions of this Agreement, Borrower may request Advances under the Revolving Facility up to and including the value, in U.S. Dollars, of the sum of (i) Eighty-Five percent (85%) of the Borrowing Base for Eligible Billed Receivables, (ii) Sixty percent (60%) of the Borrowing Base for Eligible Unbilled Receivables, and (iii) as determined by Lender in its sole discretion following the completion of the Inventory Field Examination, either (a) Fifty percent (50%) of the Borrowing Base for Eligible Finished Goods Inventory valued at the lower of cost basis or market value or (b) Eighty-Five percent (85%) of the Borrowing Base for Eligible Inventory valued at orderly liquidation value, minus, if applicable, amounts adjusted or reserved pursuant to this Agreement (such calculated amount being referred to herein as the “Availability”); provided, however, that at no time shall more than Four Hundred Thousand and 00/100 ($400,000.00) of the Availability be comprised of Eligible Inventory. Advances under the Revolving Facility automatically shall be made for the payment of interest on the Notes and other Obligations on the date when due to the extent available and as provided for herein. Notwithstanding any provision of this subsection (a) to the contrary, Borrower shall not be permitted to include Eligible Inventory in the Availability unless and until Lender has completed and reviewed an independent appraisal and field examination of Borrower’s Inventory at the expense of Borrower and the results of which are satisfactory to Lender in its sole discretion (the “Inventory Field Examination”).
          (b) Lender has established the above-referenced advance rate for Availability and, in its sole credit judgment, may further adjust the Availability and such advance rates by applying percentages (known as “liquidity factors”) to Eligible Receivables by payor class based upon Borrower’s actual recent collection history for each such payor class (i.e., Medicare, Medicaid, commercial insurance, etc.) and to Eligible Inventory in a manner consistent with Lender’s underwriting practices and procedures, including without limitation Lender’s review and analysis of, among other things, Borrower’s historical returns, rebates, discounts, credits and allowances (collectively, the “Dilution Items”). Such liquidity factors and the advance rate for Availability may be adjusted by Lender throughout the Term as warranted by Lender’s underwriting practices and procedures in its sole credit judgment. Also, Lender shall have the right to establish from time to time, in its sole credit judgment, reserves against the Borrowing Base, which reserves shall have the effect of reducing the amounts otherwise eligible to be disbursed to Borrower under the Revolving Facility pursuant to this Agreement.
     2.2 The Notes; Maturity
          (a) All Advances under the Revolving Facility shall be evidenced by the Revolving Note, payable to the order of Lender, duly executed and delivered by Borrower and dated April 30, 2004,

evidencing the aggregate indebtedness of Borrower to Lender resulting from Advances under the Revolving Facility, from time to time. Lender hereby is authorized, but is not obligated, to enter the amount of each Advance under the Revolving Facility and the amount of each payment or prepayment of principal or interest thereon in the appropriate spaces on the reverse of or on an attachment to the Revolving Note. Lender will account to Borrower monthly with a statement of Advances under the Revolving Facility and charges and payments made pursuant to this Agreement, and in the absence of manifest error, such accounting rendered by Lender shall be deemed final, binding and conclusive unless Lender is notified by Borrower in writing to the contrary within 30 calendar days of Receipt of each accounting, which notice shall be deemed an objection only to items specifically objected to therein.
          (b) All amounts outstanding under the Revolving Note and other Obligations relating to Advances shall be due and payable in full, if not earlier in accordance with this Agreement, on the earlier of (i) the occurrence and continuance of an Event of Default if required pursuant hereto or Lender’s demand upon the occurrence and continuance of an Event of Default, and (ii) the last day of the Term (such earlier date being the “Revolving Facility Maturity Date”).
     2.3 Interest
          Interest on outstanding Advances under the Revolving Note (including interest, if any, in respect of the Minimum Balance pursuant to Section 9.1(x)) shall be payable monthly in arrears on the first day of each calendar month at an annual rate of Prime Rate plus 2.50%, provided, however, that, notwithstanding any provision of any Loan Document, for the purpose of calculating interest hereunder, the Prime Rate shall be not less than 4.0%, in each case calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period. Interest accrued on each Advance under the Revolving Note shall be due and payable on the first day of each calendar month, in accordance with the procedures provided for in Section 2.6, commencing April 1, 2006, and continuing until the later of the expiration of the Term and the full performance and irrevocable payment in full in cash of the Obligations relating to Advances and termination of this Agreement. The payment of interest due and payable on April 1, 2006 shall include all accrued and unpaid interest existing under the First Restated Credit Agreement.
     2.4 Revolving Facility Disbursements; Requirement to Deliver Borrowing Certificate
          So long as no Default or Event of Default shall have occurred and be continuing, Borrower may give Lender irrevocable written notice requesting an Advance under the Revolving Facility by delivering to Lender not later than 11:00 a.m. (Eastern Standard Time) at least one but not more than four Business Days before the proposed borrowing date of such requested Advance (the “Borrowing Date”), a completed Borrowing Certificate and relevant supporting documentation satisfactory to Lender, which shall (i) specify the proposed Borrowing Date of such Advance which shall be a Business Day, (ii) specify the principal amount of such requested Advance, (iii) certify the matters contained in Section 4.2, and (iv) specify the amount of any Medicare or Medicaid recoupments and/or recoupments of any third-party payor being sought, requested or claimed, or, to Borrower’s knowledge, threatened against Borrower or Borrower’s Affiliates. Each time a request for an Advance is made, and, in any event and regardless of whether an Advance is being requested, on Tuesday of each week during the Term (and so long as a Default or Event of Default exists, more frequently if Lender shall so request) until the Obligations are indefeasibly paid in cash in full and this Agreement is terminated, Borrower shall deliver to Lender a Borrowing Certificate accompanied by a separate detailed aging and categorizing of Borrower’s accounts receivable and accounts payable and such other supporting documentation with respect to the figures and information in the Borrowing Certificate as Lender shall reasonably request from a credit or security perspective or otherwise. On each Borrowing Date, Borrower irrevocably authorizes Lender to disburse the proceeds of the requested Advance to the appropriate Borrower’s account(s) as set forth on Schedule 2.4, in all cases for credit to the appropriate Borrower (or to such other account as to which the appropriate Borrower shall instruct Lender) via Federal funds wire transfer no later than 4:00 p.m. (Eastern Standard Time). Lender may, in its sole discretion, also make additional Advances to Borrower without the requirement of a Borrowing Certificate (“Automatic Advances”). The amount of such Automatic Advances shall be that amount, if any, necessary to make the total outstanding Advances at any one time outstanding equal to $2,500,000.00 (the “Minimum Balance”).
     2.5 Revolving Facility Collections; Repayment; Borrowing Availability and Lockbox
          Each Borrower shall maintain one or more lockbox accounts (individually and collectively, the “Lockbox Account”) with one or more banks acceptable to Lender (each, a “Lockbox Bank”), and shall execute with each Lockbox Bank one or more agreements acceptable to Lender (individually and collectively, the “Lockbox Agreement”), and such other agreements related thereto as Lender may require. Each Borrower shall ensure that all collections of their respective Accounts and all other cash payments received by any Borrower, including CIGNA Receipts, are paid and delivered directly from Account Debtors and other Persons into the appropriate Lockbox Account. The Lockbox Agreements shall provide that the Lockbox Banks will transfer on the same Business Day all funds paid into the Lockbox Accounts into a depository account or accounts maintained by Lender or an Affiliate of Lender at such bank as Lender may communicate to Borrower and the applicable Lockbox Bank from time to time in accordance with the Lockbox Agreement (the “Concentration Account”), except, with respect only to Accounts payable by Medicaid/Medicare Account Debtors, as instructed by the applicable Borrower to whom such Accounts are payable as permitted pursuant to the applicable Lockbox Agreement. Notwithstanding and without limiting any other provision of any Loan Document, Lender shall apply, on a daily basis, all funds transferred into the Concentration Account pursuant to the Lockbox Agreement and this Section 2.5 in such order and manner as determined by Lender. To the extent that any Accounts are collected by any Borrower or any other cash payments received by any Borrower are not sent directly to the appropriate Lockbox Account but are received by any Borrower or any of their Affiliates, such collections and proceeds shall be held in trust for the benefit of Lender and immediately remitted (and in any event within two (2) Business Days), in the form received, to the appropriate Lockbox Account for immediate transfer to the Concentration Account. Borrower acknowledges and agrees that compliance with the terms of this Section 2.5 is an essential term of this Agreement, and that, in addition to and notwithstanding any other rights Lender may have hereunder, under any other Loan Document, under applicable law or at equity, upon each and every failure by any Borrower or any of their Affiliates to comply with any such terms Lender shall be entitled to assess a non-compliance fee which shall operate to increase the Applicable Rate by two percent (2.0%) per annum during any period of non-compliance, whether or not a Default or an Event of Default occurs or is declared, provided that nothing shall prevent Lender from considering any failure to comply with the terms of this Section 2.5 to be a Default or an Event of Default. All funds transferred to the Concentration Account for application to the Obligations under the Revolving Facility shall be applied to reduce the Obligations under the Revolving Facility, but, for purposes of calculating interest hereunder (including interest, if any, in respect of the Minimum Balance pursuant to Section 9.1(x)), shall be subject to a five (5) Business Day clearance period. If as the result of collections of Accounts and/or any other cash payments received by any Borrower pursuant to this Section 2.5 a credit balance exists with respect to the Concentration Account, such credit balance shall not accrue interest in favor of a Borrower, but shall be available to Borrower upon Borrower’s written request. If applicable, at any time prior to the execution of all or any of the Lockbox Agreements and operation of all or any of the Lockbox Accounts, each Borrower and their Affiliates shall direct all collections or proceeds it receives on Accounts or from other Collateral to the accounts(s) and in the manner specified by Lender in its sole discretion.

     2.6 Promise to Pay; Manner of Payment
          Borrower absolutely and unconditionally promises to pay principal, interest and all other amounts payable hereunder, or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for any setoff, counterclaim or recoupment, and notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. All payments made by Borrower (other than payments automatically paid through Advances under the Revolving Facility as provided herein), shall be made only by wire transfer on the date when due, without offset or counterclaim, in U.S. Dollars, in immediately available funds to such account as may be indicated in writing by Lender to Borrower from time to time. Any such payment received after 2:00 p.m. (Eastern Standard Time) on the date when due shall be deemed received on the following Business Day. Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and/or fees, as the case may be.
     2.7 Repayment of Excess Advances
          Any balance of Advances under the Revolving Facility outstanding at any time in excess of the lesser of the Facility Cap or the Availability shall be immediately due and payable by Borrower without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred or is continuing and shall be paid in the manner specified in Section 2.6.
     2.8 Payments by Lender
          Should any amount required to be paid under any Loan Document be unpaid, such amount may be paid by Lender, which payment shall be deemed a request for an Advance under the Revolving Facility as of the date such payment is due, and Borrower irrevocably authorizes disbursement of any such funds to Lender by way of direct payment of the relevant amount, interest or Obligations. No payment or prepayment of any amount by Lender or any other Person shall entitle any Person to be subrogated to the rights of Lender under any Loan Document unless and until the Obligations have been fully performed and paid irrevocably in cash and this Agreement has been terminated. Any sums expended by Lender as a result of any Borrower’s or any Guarantor’s failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrower’s account as an Advance under the Revolving Facility and added to the Obligations.
     2.9 Grant of Security Interest; Collateral
          (a) To secure the payment and performance of the Obligations, each Borrower hereby grants to Lender a continuing security interest in and Lien upon, and pledges to Lender, all of its right, title and interest in and to the following (collectively and each individually, the “Collateral”), which security interest is intended to be a first priority security interest:

               (i) all of such Borrower’s tangible personal property, including without limitation all present and future Inventory and Equipment (including items of equipment which are or become Fixtures), now owned or hereafter acquired;
               (ii) all of such Borrower’s intangible personal property, including without limitation all present and future Accounts, contract rights, Permits, General Intangibles, Chattel Paper, Documents, Instruments, Deposit Accounts, Investment Property, Letter-of-Credit Rights, Supporting Obligations, rights to the payment of money or other forms of consideration of any kind, tax refunds, insurance proceeds, now owned or hereafter acquired, and all intangible and tangible personal property relating to or arising out of any of the foregoing;
               (iii) all of such Borrower’s present and future Government Contracts and rights thereunder and the related Government Accounts and proceeds thereof, now or hereafter owned or acquired by such Borrower; provided, however, that Lender shall not have a security interest in any rights under any Government Contract of such Borrower or in the related Government Account where the taking of such security interest is a violation of an express prohibition contained in the Government Contract (for purposes of this limitation, the fact that a Government Contract is subject to, or otherwise refers to, Title 31, § 203 or Title 41, § 15 of the United States Code shall not be deemed an express prohibition against assignment thereof) or is prohibited by applicable law, unless in any case consent is otherwise validly obtained; and
               (iv) any and all additions and accessions to any of the foregoing, and any and all replacements, products and proceeds (including insurance proceeds) of any of the foregoing.
          (b) Notwithstanding the foregoing provisions of this Section 2.9, such grant of a security interest shall not extend to, and the term “Collateral” shall not include, any General Intangibles of Borrower to the extent that (i) such General Intangibles are not assignable or capable of being encumbered as a matter of law or under the terms of any license or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law) without the consent of the licensor thereof or other applicable party thereto, and (ii) such consent has not been obtained; provided, however, that the foregoing grant of a security interest shall extend to, and the term “Collateral” shall include, each of the following: (a) any General Intangible which is in the nature of an Account or a right to the payment of money or a proceed of, or otherwise related to the enforcement or collection of, any Account or right to the payment of money, or goods which are the subject of any Account or right to the payment of money, (b) any and all proceeds of any General Intangible that is otherwise excluded to the extent that the assignment, pledge or encumbrance of such proceeds is not so restricted, and (c) upon obtaining the consent of any such licensor or other applicable party with respect to any such otherwise excluded General Intangible, such General Intangible as well as any and all proceeds thereof that might theretofore have been excluded from such grant of a security interest and from the term “Collateral.”
          (c) Upon the execution and delivery of this Agreement, and upon the proper filing of the necessary financing statements, recordation of the Collateral Patent, Trademark and Copyright Assignment in the United States Patent and Trademark Office and/or the United States Copyright Office without any further action, Lender will have a good, valid and perfected first priority Lien and security interest in the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person except for Permitted Liens. No financing statement relating to any of the Collateral is on file in any public office except those (i) on behalf of Lender, (ii) in connection with Permitted Liens and/or (iii) those being terminated.

     2.10 Collateral Administration
          (a) All Collateral (except Deposit Accounts) will at all times be kept by Borrower at the locations set forth on Schedule 5.18B hereto and shall not, without thirty (30) calendar days prior written notice to Lender, be moved therefrom unless Lender has entered into the necessary documents to perfect and enforce its security interest therein at such new location, and in any case shall not be moved outside the continental United States.
          (b) Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit such records to Lender on such periodic bases as Lender may request. In addition, if Accounts of Borrower in an aggregate face amount in excess of $30,000 become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Eligible Receivables, Borrower shall notify Lender of such occurrence on the first Business Day following such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. Following the occurrence and during the continuance of an Event of Default, if requested by Lender, Borrower shall execute and deliver to Lender formal written assignments (or, in the case of Medicaid/Medicare Account Debtors, documents necessary to comply with the Federal Assignment of Claims Act) of all of its Accounts weekly or daily as Lender may request, including all Accounts created since the date of the last assignment, together with copies of claims, invoices and/or other information related thereto. To the extent that collections from such assigned accounts exceed the amount of the Obligations, such excess amount shall not accrue interest in favor of Borrower, but shall be available to Borrower upon Borrower’s written request.
          (c) Following an occurrence or during the continuance of an Event of Default, any of Lender’s officers, employees, representatives or agents shall have the right, at any time during normal business hours, in the name of Lender, any designee of Lender or Borrower, to verify the validity, amount or any other matter relating to any Accounts or Inventory of Borrower. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude such verification process.
          (d) To expedite collection, Borrower shall endeavor in the first instance to make collection of its Accounts for Lender. Lender shall have the right at all times after the occurrence and during the continuance of an Event of Default to notify (i) Account Debtors owing Accounts to Borrower other than Medicaid/Medicare Account Debtors that their Accounts have been assigned to Lender and to collect such Accounts directly in its own name and to charge collection costs and expenses, including reasonable attorney’s fees, to Borrower, and (ii) Medicaid/Medicare Account Debtors that Borrower has waived any and all defenses and counterclaims it may have or could interpose in any such action or procedure brought by Lender to obtain a court order recognizing the collateral assignment or security interest and lien of Lender in and to any Account or other Collateral and that Lender is seeking or may seek to obtain a court order recognizing the collateral assignment or security interest and lien of Lender in and to all Accounts and other Collateral payable by Medicaid/Medicare Account Debtors.
          (e) As and when determined by Lender in its sole discretion but not more often than four (4) times per year prior to the occurrence and continuance of an Event of Default, Lender will perform the searches described in clauses (i) and (ii) below against Borrower (the results of which are to be consistent with Borrower’s representations and warranties under this Agreement), all at Borrower’s expense: (i) UCC searches with the Secretary of State of the jurisdiction of organization of each Borrower and Guarantor and the Secretary of State and local filing offices of each jurisdiction where each Borrower and/or any Guarantors maintain their respective executive offices, a place of business or assets; (ii) lien searches with the United States Patent and Trademark Office and the United States Copyright Office; and (iii) judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction searched under clause (i) above.

          (f) Borrower (i) shall provide prompt written notice to its current bank to transfer all items, collections and remittances to the Concentration Account, (ii) shall provide prompt written notice to each Account Debtor (other than Medicaid/Medicare Account Debtors) that Lender has been granted a lien and security interest in, upon and to all Accounts applicable to such Account Debtor and shall direct each Account Debtor to make payments to the appropriate Lockbox Account, and Borrower hereby authorizes Lender, upon any failure to send such notices and directions within ten (10) calendar days after the date of this Agreement (or ten (10) calendar days after the Person becomes an Account Debtor), to send any and all similar notices and directions to such Account Debtors, and (iii) shall do anything further that may be lawfully required by Lender to create and perfect Lender’s lien on any collateral and effectuate the intentions of the Loan Documents. At Lender’s request, Borrower shall immediately deliver or make arrangements to deliver to Lender all items for which Lender must receive possession to obtain a perfected security interest and all notes, certificates, and documents of title, Chattel Paper, warehouse receipts, Instruments, and any other similar instruments constituting Collateral.
     2.11 Power of Attorney
          Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring Lender to act as such) with full power of substitution to do the following: (i) endorse the name of any such Person upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to such Person and constitute collections on its or their Accounts; (ii) execute in the name of such Person any financing statements, schedules, assignments, instruments, documents, and statements that it is or they or are obligated to give Lender under any of the Loan Documents; and (iii) do such other and further acts and deeds in the name of such Person that Lender may deem necessary or desirable to enforce any Account or other Collateral or to perfect Lender’s security interest or lien in any Collateral. In addition, if any such Person breaches its obligation hereunder to direct payments of Accounts or the proceeds of any other Collateral to the appropriate Lockbox Account, Lender, as the irrevocably made, constituted and appointed true and lawful attorney for such Person pursuant to this paragraph, may, by the signature or other act of any of Lender’s officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of Accounts or any other Collateral to the appropriate Lockbox Account.
III. FEES AND OTHER CHARGES;
     3.1 Restatement Fee, Equity Participation Fee and Finance Fees
          (a) Borrower hereby agrees to pay a non-refundable restatement fee in the amount of Three Hundred Thousand and 00/100 Dollars ($300,000) (the “Restatement Fee”). The Restatement Fee shall be earned in full upon the Restatement Date and shall be payable as follows: (i) One Hundred Thousand and 00/100 Dollars ($100,000.00) on the Restatement Date, (ii) One Hundred Thousand and 00/100 Dollars ($100,000.00) on or before the first anniversary of the Restatement Date, and (ii) One Hundred Thousand and 00/100 Dollars ($100,000.00) on or before the second anniversary of the Restatement Date; provided, that any unpaid installment of the Restatement Fee shall be immediately due and payable upon the termination of this Agreement (whether at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise).

          (b) Borrower hereby acknowledges that it executed and delivered the Equity Participation Fee Agreement in connection with the execution and delivery of the First Restated Credit Agreement and that such agreement, and Borrower’s obligations thereunder, remain in full force and effect as of the date hereof.
     3.2 Unused Line Fee
          Borrower shall pay to Lender monthly an unused line fee (the “Unused Line Fee”) in an amount equal to 0.04167% (per month) of the difference derived by subtracting (i) the daily average amount of the balances under the Revolving Facility outstanding during the preceding month, from (ii) the Facility Cap. The Unused Line Fee shall be payable monthly in arrears on the first day of each successive calendar month commencing April 1, 2006 (which monthly payment shall include any accrued and unpaid Unused Line Fee existing under the First Restated Credit Agreement).
     3.3 Collateral Management Fee
          Borrower shall pay Lender as additional interest a monthly collateral management fee (the “Collateral Management Fee”) equal to 0.0833% per month calculated on the basis of the daily average amount of the balances under the Revolving Facility outstanding during the preceding month. The Collateral Management Fee shall be payable monthly in arrears on the first day of each successive calendar month commencing April 1, 2006 (which monthly payment shall include any accrued and unpaid Collateral Management Fee existing under the First Restated Credit Agreement).
     3.4 Computation of Fees; Lawful Limits
          All fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed in each calculation period, as applicable. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Lender for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Lender shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 3.4 shall control to the extent any other provision of any Loan Document is inconsistent herewith.
     3.5 Default Rate of Interest
          Upon the occurrence and during the continuation of an Event of Default, the Applicable Rate of interest in effect at such time with respect to the Obligations shall be increased by 3.0% per annum (the “Default Rate”).

     3.6 Acknowledgement of Joint and Several Liability
          Each Borrower acknowledges that it is jointly and severally liable for all of the Obligations under the Loan Documents. Each Borrower expressly understands, agrees and acknowledges that (i) Borrowers are all Affiliated entities by common ownership, (ii) each Borrower desires to have the availability of one common credit facility instead of separate credit facilities, (iii) each Borrower has requested that Lender extend such a common credit facility on the terms herein provided, (iv) Lender will be lending against, and relying on a lien upon, all of Borrowers’ assets even though the proceeds of any particular loan made hereunder may not be advanced directly to a particular Borrower, (v) each Borrower will nonetheless benefit by the making of all such loans by Lender and the availability of a single credit facility of a size greater than each could independently warrant, and (vi) all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Loan Documents shall be applicable to and shall be binding upon each Borrower.
IV. CONDITIONS PRECEDENT
     4.1 Conditions to Advances on or after Restatement Date and Closing
          The obligations of Lender to consummate the transactions contemplated herein and to make Advances on or after the Restatement Date are subject to the satisfaction, in the sole judgment of Lender, of the following:
          (a) (i) Borrower shall have delivered to Lender this Agreement and, if required by Lender, amendments to, or confirmations of, any of the other Loan Documents, each duly executed by an authorized officer of Borrower and the other parties thereto;
          (b) all in form and substance satisfactory to Lender in its sole discretion, Lender shall have received (i) a report of Uniform Commercial Code financing statement, tax and judgment lien searches performed with respect to Borrower and Guarantor, if any, in each jurisdiction determined by Lender in its sole discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens), (ii) each document (including, without limitation, any Uniform Commercial Code financing statement) required by any Loan Document or under law or requested by Lender to be filed, registered or recorded to create or continue in favor of Lender, a perfected first priority security interest upon the Collateral, and (iii) evidence of each such filing, registration or recordation and of the payment by Borrower of any necessary fee, tax or expense relating thereto;
          (c) Lender shall have received (i) the Charter and Good Standing Documents, all in form and substance acceptable to Lender, (ii) a certificate of the corporate secretary or assistant secretary of each Borrower dated the Restatement Date, as to the incumbency and signature of the Persons executing this Agreement, in form and substance acceptable to Lender, and (iii) the written legal opinion of counsel for Borrower in form and substance satisfactory to Lender and its counsel;
          (d) Lender shall have received a certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of each Borrower, in form and substance satisfactory to Lender (each, a “Solvency Certificate”), certifying (i) the solvency of such Person after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents, and (ii) as to such Person’s financial resources and ability to meet its obligations and liabilities as they become due, to the effect that as of the Restatement Date and after giving effect to such transactions and Indebtedness: (A) the assets of such Person, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person, and (B) no unreasonably small capital base with which to engage in its anticipated business exists with respect to such Person;
          (e) Lender shall have completed examinations, the results of which shall be satisfactory in form and substance to Lender, of the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of Borrower and Guarantor, and each such Person shall have demonstrated to Lender’s satisfaction that (i) its operations comply, in all respects deemed material by Lender, in its sole judgment, with all applicable federal, state, foreign and local laws, statutes and regulations, (ii) its operations are not the subject of any governmental investigation, evaluation or any remedial action which could result in any expenditure or liability deemed material by Lender, in its sole judgment, and (iii) it has no liability (whether contingent or otherwise) that is deemed material by Lender, in its sole judgment;
          (f) all in form and substance satisfactory to Lender in its sole discretion, Lender shall have received such consents, approvals and agreements, including, without limitation, any applicable Landlord Waivers and Consents with respect to any and all leases set forth on Schedule 5.4, from such third parties as Lender and its counsel shall determine are necessary or desirable with respect to (i) the Loan Documents and/or the transactions contemplated thereby, and/or (ii) claims against Borrower or Guarantor or the Collateral;
          (g) Borrower shall be in compliance with Section 6.5, and Lender shall have received copies of all insurance policies or binders, original certificates of all insurance policies of Borrower confirming that they are in effect and that the premiums due and owing with respect thereto have been paid in full and naming Lender as loss payee or additional insured, as appropriate;
          (h) Lender shall have received all fees, charges and expenses payable to Lender on or prior to the Restatement Date pursuant to the Loan Documents;
          (i) all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structures of Borrower) shall be satisfactory to Lender;
          (j) Borrower shall have executed and filed IRS Form 8821 with the appropriate office of the Internal Revenue Service; and
          (k) Lender shall have received such other documents, certificates, information or legal opinions as Lender may reasonably request, all in form and substance reasonably satisfactory to Lender.
     4.2 Conditions to Each Advance
          The obligations of Lender to make any Advance are subject to the satisfaction, in the sole judgment of Lender, of the following additional conditions precedent:
          (a) Borrower shall have delivered to Lender a Borrowing Certificate for the Advance executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Borrowing Date of such Advance that the conditions contained in this Section 4.2 have been satisfied; provided, however, that any determination as to whether to fund Advances or extensions of credit shall be made by Lender in its sole discretion;

          (b) each of the representations and warranties made by Borrower in or pursuant to this Agreement shall be accurate, before and after giving effect to such Advance, and no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the Advance under the Revolving Facility on such date;
          (c) immediately after giving effect to the requested Advance, the aggregate outstanding principal amount of Advances under the Revolving Facility shall not exceed either the Availability or the Facility Cap;
          (d) except as disclosed in the historical financial statements, there shall be no liabilities or obligations with respect to Borrower of any nature whatsoever which, either individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect; and
          (e) Lender shall have received all fees, charges and expenses payable to Lender on or prior to such date pursuant to the Loan Documents.
V. REPRESENTATIONS AND WARRANTIES
          Borrower, jointly and severally, represents and warrants as of the date hereof and each Borrowing Date as follows:
     5.1 Organization and Authority
          Each Borrower is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of formation. Borrower (i) has all requisite corporate or limited liability company power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, (ii) is duly qualified to do business in every jurisdiction in which failure so to qualify would reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite corporate or limited liability company power and authority (A) to execute, deliver and perform the Loan Documents to which it is a party, (B) to borrow hereunder, (C) to consummate the transactions contemplated under the Loan Documents, and (D) to grant the Liens with regard to the Collateral pursuant to the Security Documents to which it is a party. No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is controlled by such an “investment company.”
     5.2 Loan Documents
          The execution, delivery and performance by Borrower of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, (i) have been duly authorized by all requisite action of each such Person and have been duly executed and delivered by or on behalf of each such Person; (ii) do not violate any provisions of (A) applicable law, statute, rule, regulation, ordinance or tariff, (B) any order of any Governmental Authority binding on any such Person or any of their respective properties, or (C) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of any such Person, or any agreement between any such Person and its respective stockholders, members, partners or equity owners or among any such stockholders, members, partners or equity owners; (iii) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which any such Person is a party, or by which the properties or assets of such Person are bound; (iv) except as set forth therein or Permitted Liens, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of any such Person, and (v) except as set forth on Schedule 5.2, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person. When executed and delivered, each of the Loan Documents to which Borrower is a party will constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).
     5.3 Subsidiaries, Capitalization and Ownership Interests
          Except as listed on Schedule 5.3, Borrower has no Subsidiaries. NationsHealth Supply, L.L.C. is presently inactive but has not been dissolved. Schedule 5.3 states the authorized and issued capitalization of Borrower, the number and class of equity securities and/or ownership, voting or partnership interests issued and outstanding of Borrower and the record and beneficial owners thereof (including options, warrants and other rights to acquire any of the foregoing) (provided however, beneficial ownership information for NationsHealth is not required to be included in Schedule 5.3). The ownership or partnership interests of each Borrower that is a limited partnership or a limited liability company are not certificated, the documents relating to such interests do not expressly state that the interests are governed by Article 8 of the Uniform Commercial Code, and the interests are not held in a securities account. The outstanding equity securities and/or ownership, voting or partnership interests of Borrower have been duly authorized and validly issued and are fully paid and nonassessable, and each Person listed on Schedule 5.3 owns beneficially and of record all the equity securities and/or ownership, voting or partnership interests it is listed as owning free and clear of any Liens other than Liens created by the Security Documents. Schedule 5.3 also lists the directors, members, managers and/or partners of Borrower. Except as listed on Schedule 5.3, Borrower does not own an interest in, participate in or engage in any joint venture, partnership or similar arrangements with any Person.
     5.4 Properties
          Borrower (i) is the sole owner and has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets, including the Collateral, whether personal or real, subject to no transfer restrictions or Liens of any kind except for Permitted Liens, and (ii) is in compliance in all material respects with each lease to which it is a party or otherwise bound. Schedule 5.4 lists all real properties (and their locations) owned or leased by or to, and all other assets or property that are leased or licensed by, Borrower and all leases (including leases of leased real property) covering or with respect to such properties and assets and all warehouses, fulfillment houses or other locations at which any of Borrower’s Inventory is located. Borrower enjoys peaceful and undisturbed possession under all such leases and such leases are all the leases necessary for the operation of such properties and assets, are valid and subsisting and are in full force and effect. All warehouse, fulfillment and other agreements relating to Borrower’s Inventory are in full force and effect.

     5.5 Other Agreements
          Borrower is not (i) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would affect its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations, (ii) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period would reasonably be expected to have a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be expected to have a Material Adverse Effect; or (iii) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, Management or Service Fee with respect to, the ownership, operation, leasing or performance of any of its business or any facility, nor is there any manager with respect to any such facility.
     5.6 Litigation
          There is no action, suit, proceeding or investigation pending or, to their knowledge, threatened against Borrower that (i) questions or could prevent the validity of any of the Loan Documents or the right of Borrower to enter into any Loan Document or to consummate the transactions contemplated thereby, (ii) would reasonably be expected to be or have, either individually or in the aggregate, any Material Adverse Change or Material Adverse Effect, or (iii) would reasonably be expected to result in any Change of Control or other change in the current ownership, control or management of Borrower. Borrower is not aware that there is any basis for the foregoing. Borrower is not a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority. There is no action, suit, proceeding or investigation initiated by Borrower currently pending. Borrower has no existing accrued and/or unpaid Indebtedness to any Governmental Authority or any other governmental payor.
     5.7 Hazardous Materials
          Borrower is in compliance with all applicable Environmental Laws. Borrower has not been notified of any action, suit, proceeding or investigation (i) relating in any way to compliance by or liability of Borrower under any Environmental Laws, (ii) which otherwise deals with any Hazardous Substance or any Environmental Law, or (iii) which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substance, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.
     5.8 Potential Tax Liability; Tax Returns; Governmental Reports
          (a) Except as disclosed in Schedule 5.8, Borrower (i) has not received any oral or written communication from the Internal Revenue Service with respect to any investigation or assessment relating to the Borrower directly, or relating to any consolidated tax return which was filed on behalf of Borrower, (ii) is not aware of any year which remains open pending tax examination or audit by the IRS, and (iii) is not aware of any information that could give rise to an IRS tax liability or assessment.

          (b) Borrower (i) has filed all federal, state, foreign (if applicable) and local tax returns and other reports which are required by law to be filed by Borrower, and (ii) has paid all taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, except only for items that Borrower is currently contesting in good faith with adequate reserves under GAAP, which contested items are described on Schedule 5.8.
     5.9 Financial Statements and Reports
          All financial statements and financial information relating to Borrower that have been or may hereafter be delivered to Lender by Borrower are accurate and complete in all material respects and have been prepared in accordance with GAAP consistently applied with prior periods. Borrower has no material obligations or liabilities of any kind not disclosed in such financial information or statements, and since the date of the most recent financial statements submitted to Lender, there has not occurred any Material Adverse Change, Material Adverse Effect or Liability Event or, to Borrower’s knowledge, any other event or condition that would reasonably be expected to have a Material Adverse Effect or cause or constitute a Liability Event.
     5.10 Compliance with Law
          Borrower (i) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to Borrower and/or Borrower’s business, assets or operations, including, without limitation, applicable requirements of the Standards for Privacy of Individually Identifiable Health Information which were promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), ERISA and Healthcare Laws, and (ii) is not in violation of any order of any Governmental Authority or other board or tribunal, except in the case of (i) and (ii) above where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect. There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect. Borrower has not received any notice that Borrower is not in compliance in any respect with any of the requirements of any of the foregoing. Borrower has (a) not engaged in any Prohibited Transactions as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, (b) not failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no funding requirements have been postponed or delayed, (c) no knowledge of any amounts due but unpaid to the Pension Benefit Guaranty Corporation, or of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans, (d) no fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (e) not withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the MultiEmployer Pension Plan Amendments of 1980. With respect to Borrower, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30) day notice period contained in 12 C.F.R. § 2615.3 has not been waived. Borrower has maintained in all material respects all records required to be maintained by the Joint Commission on Accreditation of Healthcare Organizations, the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the federal and state Medicare and Medicaid programs as required by the Healthcare Laws and, to the best knowledge of Borrower, there are no presently existing circumstances which would reasonably be expected to result in material violations of the Healthcare Laws. There is no Liability Event.

     5.11 Intellectual Property
          Except as set forth on Schedule 5.11, Borrower does not own, license or utilize, and is not a party to, any material patents, patent applications, trademarks, trademark applications, service marks, registered copyrights, copyright applications, copyrights, trade names, trade secrets, software or licenses (collectively, the “Intellectual Property”).
     5.12 Licenses and Permits; Labor
          Borrower is in compliance with and has all Permits and Intellectual Property necessary or required by applicable law or Governmental Authority for the operation of its businesses except any of the foregoing which would not reasonably be expected to have a Material Adverse Effect. All of the foregoing are in full force and effect and not in known conflict with the rights of others. Borrower is not (i) in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be expected to have a Material Adverse Effect, (ii) a party to or subject to any agreement, instrument or restriction that is so unusual or burdensome that it might have a Material Adverse Effect, and/or (iii) and has not been, involved in any labor dispute, strike, walkout or union organization which would reasonably be expected to have a Material Adverse Effect.
     5.13 No Default
          There does not exist any Default or Event of Default or any event, fact, condition or circumstance which, with the giving of notice or passage of time or both, would constitute or result in a Default or Event of Default.
     5.14 Disclosure
          No Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of Borrower in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by Borrower in any Loan Document, contains any untrue statement of material fact or omits to state any fact necessary to make the statements therein not materially misleading. There is no fact known to Borrower which has not been disclosed to Lender in writing which would reasonably be expected to have a Material Adverse Effect.
     5.15 Existing Indebtedness; Investments, Guarantees and Certain Contracts
          Except for the MHR Subordinated Debt, as contemplated by the Loan Documents or as otherwise set forth on Schedule 5.15A, Borrower (i) has no outstanding Indebtedness, (ii) is not subject or party to any mortgage, note, indenture, indemnity or guarantee of, with respect to or evidencing any Indebtedness of any other Person, or (iii) does not own or hold any equity or long-term debt investments in, and does not have any outstanding advances to or any outstanding guarantees for the obligations of, or any outstanding borrowings from, any Person. Borrower has performed all material obligations required to be performed by Borrower pursuant to or in connection with any items listed on Schedule 5.15A and there has occurred no breach, default or event of default under any document evidencing any such items, including without limitation the MHR Subordinated Debt, or any fact, circumstance, condition or event which, with the giving of notice or passage of time or both, would constitute or result in a breach, default or event of default thereunder. Schedule 5.15B sets forth all Indebtedness with a maturity date during the Term, and identifies such maturity date.
     5.16 Other Agreements
          Except as set forth on Schedule 5.16 and Schedule 5.23, (i) there are no existing or proposed agreements, arrangements, understandings or transactions between Borrower and any of Borrower’s officers, members, managers, directors, stockholders, partners, other interest holders, employees or Affiliates or any members of their respective immediate families, and (ii) none of the foregoing Persons are directly or indirectly, indebted to or have any direct or indirect ownership, partnership or voting interest in, to Borrower’s knowledge, any Affiliate of Borrower or any Person that competes with Borrower (except that any such Persons may own stock in (but not exceeding two (2%) percent of the outstanding capital stock of) any publicly traded company that may compete with Borrower.
     5.17 Insurance
          Borrower has in full force and effect such insurance policies as are customary in its industry and as may be required pursuant to Section 6.5 hereof. All such insurance policies are listed and described on Schedule 5.17.
     5.18 Names; Location of Offices, Records and Collateral
          During the preceding five years, Borrower has not conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 5.18A. Borrower is the sole owner of all of its names listed on Schedule 5.18A, and any and all business done and invoices issued in such names are Borrower’s sales, business and invoices. Each trade name of Borrower represents a division or trading style of Borrower. Borrower maintains its places of business and chief executive offices only at the locations set forth on Schedule 5.18B, and all Accounts of Borrower arise, originate and are located, and all of the Collateral, including Inventory, and all books and records in connection therewith or in any way relating thereto or evidencing the Collateral are located and shall only be located, in and at such locations. All of the Collateral is located only in the continental United States.
     5.19 Non-Subordination
          The Obligations are not subordinated in any way to any other obligations of Borrower or to the rights of any other Person.
     5.20 Accounts and Inventory
          (a) In determining which Accounts are Eligible Receivables, Lender may rely on all statements and representations made by Borrower with respect to any Account. Unless otherwise indicated in writing to Lender (including, without limitation, any Borrowing Certificate), (i) each Account of Borrower is genuine and in all respects what it purports to be and is not evidenced by a judgment, (ii) each Account of Borrower arises out of a completed, bona fide sale and delivery of goods or rendering of Services by Borrower in the ordinary course of business and in accordance with the terms and conditions of all purchase orders, contracts, certifications, participations, certificates of need and other documents relating thereto or forming a part of the contract between Borrower and the Account Debtor, (iii) each Account of Borrower is for a liquidated amount maturing as stated in a claim or invoice covering such sale of goods or rendering of Services, a copy of which has been furnished or is available to Lender, (iv) each Account of Borrower together with Lender’s security interest therein, is not and will not be in the future (by voluntary act or omission by Borrower), subject to any offset, lien, deduction, defense, dispute, counterclaim or other adverse condition, is absolutely owing to Borrower and is not contingent in any respect or for any reason (except Accounts owed or owing by Medicaid/Medicare Account Debtors that may be subject to offset or deduction under applicable law), (v) there are no facts, events or occurrences which in any way impair the validity or enforceability of any Account of Borrower or tend to reduce the amount payable thereunder from the face amount of the claim or invoice and statements delivered to Lender with respect thereto, (vi) (A) to the knowledge of Borrower, the Account Debtor under each Account of Borrower had the capacity to contract at the time any contract or other document giving rise thereto was executed and (B) to the knowledge of Borrower, each such Account Debtor is solvent, (vii) to the knowledge of Borrower, there are no proceedings or actions which are threatened or pending against any Account Debtor under any Account of Borrower which might result in any Material Adverse Change in such Account Debtor’s financial condition or the collectability thereof, (viii) each Account of Borrower has been billed and forwarded to the Account Debtor for payment in accordance with applicable laws and is in compliance and conformance with any requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Account, and, if due from a Medicaid/Medicare Account Debtor, is properly payable directly to Borrower, (ix) Borrower has obtained and currently has all material Permits necessary in the generation of each Account of Borrower, and (x) Borrower has disclosed to Lender on each Borrowing Certificate the amount of all Accounts of Borrower for which Medicare is the Account Debtor and for which payment has been denied and subsequently appealed pursuant to the procedure described in the definition of Eligible Receivables hereof. Borrower is pursuing all available appeals in respect of such Accounts which Borrower usually and customarily appeals in the ordinary course of its business.
          (b) In determining which Inventory is Eligible Inventory, Lender may rely on all statements and representations made by Borrower with respect to any Inventory. Unless otherwise indicated in writing to Lender (including, without limitation, any Borrowing Certificate), (i) Borrower has at all times maintained correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory in all material respects, Borrower’s cost therefore and daily withdrawals therefrom and additions thereto; (b) has not removed any Inventory from the locations set forth or permitted herein, except for sales of Inventory in the ordinary course of Borrower’s business and except to move Inventory directly from one location set forth or permitted herein to another such location; (c) has produced, used, stored, shipped and maintained Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (d) except as set forth on Schedule 5.20, has not sold Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory; (e) has kept Inventory in good and marketable condition; and (f) has not acquired or accepted any Inventory on consignment or approval except as set forth on Schedule 5.20 and (g) has not permitted Inventory to be subject to any Lien except Liens in favor of Lender.

     5.21 Healthcare
          Without limiting or being limited by any other provision of any Loan Document, Borrower has timely filed or caused to be filed all cost and other reports of every kind required under any Healthcare Laws or any provider or other agreement relating to Borrower’s participation in Medicare or Medicaid programs. Subject to subsection (a)(x) of Section 5.20, there are no claims, actions or appeals pending (and Borrower has not filed any claims or reports which could reasonably result in any such claims, actions or appeals) before any commission, board or agency or other Governmental Authority, including, without limitation, any intermediary or carrier, the Provider Reimbursement Review Board or the Administrator of the Centers for Medicare and Medicaid Services, with respect to any state or federal Medicare or Medicaid cost reports or claims filed by Borrower, or any disallowance by any commission, board or agency or other Governmental Authority in connection with any audit of such cost reports. No validation review or program integrity review related to Borrower or the consummation of the transactions contemplated herein or to the Collateral have been conducted by any commission, board or agency or other Governmental Authority in connection with the Medicare or Medicaid programs, and to the knowledge of Borrower, no such reviews are scheduled, pending or threatened against or affecting any of the providers, any of the Collateral or the consummation of the transactions contemplated hereby.
     5.22 Survival
          Borrower makes the representations and warranties contained herein with the knowledge and intention that Lender is relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement and the making of the Advances under the Revolving Facility.
     5.23 MHR Subordinated Debt, HealthTrans Agreement, Wellpoint Agreement and Employment Agreements
          (a) Except as set forth on Schedule 5.23, no Borrower is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in the MHR Subordinated Note or any of the documents, agreements and instruments executed and delivered in connection therewith, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect. There does not exist any default or event of default or any event, fact, condition or circumstance, which, with the giving of notice or passage of time or both, would constitute or result in a default or event of default on the part of any Borrower in connection with the MHR Subordinated Note. No amendment or modification has been made to the MHR Subordinated Note or any of the documents, agreements and instruments executed and delivered in connection therewith.
          (b) Except as set forth on Schedule 5.23, no Borrower is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in the HealthTrans Agreement, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect on the HealthTrans Agreement. There does not exist any default or event of default or any event, fact, condition or circumstance, which, with the giving of notice or passage of time or both, would constitute or result in a default or event of default on the part of any Borrower in connection with the HealthTrans Agreement. No amendment or modification has been made to the HealthTrans Agreement which has not been provided to Lender.

          (c) No Borrower is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in the Wellpoint Agreement, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect on the Wellpoint Agreement. There does not exist any default or event of default or any event, fact, condition or circumstance, which, with the giving of notice or passage of time or both, would constitute or result in a default or event of default on the part of any Borrower in connection with the Wellpoint Agreement. No amendment or modification has been made to the Wellpoint Agreement which has not been provided to Lender.
          (d) No Borrower is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Employment Agreement, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect on any Employment Agreement. No amendment or modification has been made to any Employment Agreement which has not been provided to Lender. No Employment Agreement has been terminated or, to Borrower’s knowledge, threatened with termination.
VI. AFFIRMATIVE COVENANTS
          Each Borrower, jointly and severally, covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations and termination of this Agreement:
     6.1 Financial Statements, Borrowing Certificate, Financial Reports and Other Information
          (a) Financial Reports. In addition to providing the Borrowing Certificate in accordance with Section 2.4, Borrower shall furnish to Lender (i) as soon as available and in any event within ninety (90) calendar days after the end of each fiscal year of Borrower (or such earlier date required by the laws, regulations and rules of the Securities and Exchange Commission), audited annual consolidated and consolidating financial statements of Borrower, including the notes thereto, consisting of a consolidated and consolidating balance sheet at the end of such completed fiscal year and the related consolidated and consolidating statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year, which financial statements shall be prepared and certified without qualification by an independent certified public accounting firm satisfactory to Lender and accompanied by related management letters, if available, and (ii) as soon as available and in any event within thirty (30) calendar days after the end of each calendar month, unaudited consolidated and consolidating financial statements of Borrower consisting of a balance sheet and statements of income, retained earnings, cash flows and owners’ equity as of the end of the immediately preceding calendar month. All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods. With each such financial statement, Borrower shall also deliver a certificate of its chief financial officer in substantially the form of Exhibit B hereto (a “Compliance Certificate”) stating that

(A) such person has reviewed the relevant terms of the Loan Documents and the condition of Borrower, (B) no Default or Event of Default has occurred or is continuing, or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto, and (C) Borrower is in compliance with all financial covenants attached as Annex I hereto. Such certificate shall be accompanied by the calculations necessary to show compliance with the financial covenants in a form satisfactory to Lender and shall also set forth any payments made in respect of Permitted Subordinated Debt as permitted under any Subordination Agreement applicable thereto.
          (b) Other Materials. Borrower shall furnish to Lender as soon as available, and in any event within ten (10) calendar days after the preparation or issuance thereof or at such other time as set forth below: (i) copies of such financial statements (other than those required to be delivered pursuant to Section 6.1(a)) prepared by, for or on behalf of Borrower and any other notes, reports and other materials related thereto, including, without limitation, any pro forma financial statements, (ii) any reports, returns, information, notices and other materials that Borrower shall send to its stockholders, members, partners or other equity owners at any time, (iii) all Medicare and Medicaid cost reports and other documents and materials filed by Borrower and any other reports, materials or other information regarding or otherwise relating to Medicaid or Medicare prepared by, for or on behalf of Borrower, including, without limitation, (A) copies of licenses and permits required by any applicable federal, state, foreign or local law, statute ordinance or regulation or Governmental Authority for the operation of its business, (B) Medicare and Medicaid provider numbers and agreements, (C) state surveys pertaining to any healthcare facility operated, owned or leased by Borrower or any of its Affiliates or Subsidiaries, and (D) participating agreements relating to medical plans, (iv) (A) within fifteen (15) calendar days (thirty (30) calendar days in the case of the first four (4) months following the Restatement Date) (after the end of each calendar month for such month, a summary report of the status of all payments, denials and appeals of all Medicare and/or Medicaid Accounts and accounts receivable and account payable aging schedule and (B), within thirty (30) calendar days after the end of each calendar month for such month, a sales and collection report, including a report of sales, credits issued and collections received, all such reports showing a reconciliation to the amounts reported in the monthly financial statements, (v) promptly upon receipt thereof, copies of any reports submitted to Borrower by its independent accountants in connection with any interim audit of the books of such Person or any of its Affiliates and copies of each management control letter provided by such independent accountants, (vi) within fifteen (15) calendar days after the execution thereof, a copy of any contracts with the federal government or with a Governmental Authority in the State of New York, Vermont or Washington, and (vii) such additional information, documents, statements, reports and other materials as Lender may reasonably request from a credit or security perspective or otherwise from time to time.
          (c) Notices. Borrower shall promptly, and in any event within three (3) calendar days after Borrower or any authorized officer of Borrower obtains knowledge thereof, notify Lender in writing of (i) any pending or threatened litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative proceeding brought or initiated by or against Borrower or the Joint Venture or otherwise affecting or involving or relating to Borrower or the Joint Venture or any of their property or assets to the extent (A) the amount in controversy exceeds $30,000, or (B) to the extent any of the foregoing seeks injunctive or declarative relief, (ii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that would reasonably be likely to have a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (iv) any notice received by Borrower from any payor of a claim, suit or other action such payor has, claims or has filed against Borrower in an amount exceeding $30,000, (v) any matter(s) affecting the value, enforceability or collectability of any of the Collateral, including, without limitation, claims or disputes in the amount of $30,000 or more, singly or in the aggregate, in existence at any one time, (vi) any notice given by Borrower to any other lender of Borrower, which notice to Lender shall be accompanied by a copy of the applicable notice given to the other Lender, (vii) receipt of any notice or request from any Governmental Authority or governmental payor regarding any liability or claim of liability (other than notices received from any Governmental Authority in connection the usual and customary processing of claims by Borrower in the ordinary course of business), (viii) any notice given by or received by Borrower regarding any default, noncompliance, proposed termination, waiver or consent under the MHR Subordinated Note, the Employment Agreements, the CIGNA Strategic Agreement or with respect to the Joint Venture, and/or (ix) any Account becoming evidenced or secured by an Instrument or Chattel Paper.
          (d) Consents. Borrower shall obtain and deliver from time to time all required consents, approvals and agreements from such third parties as Lender shall determine are necessary or desirable in its sole discretion, each of which must be satisfactory to Lender in its sole discretion, with respect to (i) the Loan Documents and the transactions contemplated thereby, (ii) claims against Borrower or the Collateral, and/or (iii) any agreements, consents, documents or instruments to which Borrower is a party or by which any properties or assets of Borrower or any of the Collateral is or are bound or subject, including, without limitation, Landlord Waivers and Consents with respect to leases and Warehouse Waivers and Consents with respect to warehouse, fulfillment and similar agreements.
          (e) Operating Budget. Borrower shall furnish to Lender on or prior to the Restatement Date and for each fiscal year of Borrower thereafter not later than the earlier of (i) thirty (30) calendar days after the end of each fiscal year or (ii) thirty (30) calendar days after the same is available, consolidated and consolidating month by month projected operating budgets, annual projections, profit and loss statements, balance sheets and cash flow reports of and for Borrower for such upcoming fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), in each case prepared in accordance with GAAP consistently applied with prior periods.
          (f) Non-Compliance Fee. To the extent any of the foregoing items in this Section 6.1 are not delivered to Lender on a timely basis, Borrower shall be obligated to Lender for a daily fee equal to the greater of (i) $500, or (ii) five one-hundredths of one percent (0.05%) of the then current outstanding principal balance of the Obligations, for each day until such item is delivered to Lender, whether or not a Default or Event of Default occurs or is declared, provided that nothing shall prevent Lender from considering any failure to comply with the terms of this Section 6.1 to be a Default or an Event of Default.
     6.2 Payment of Obligations
          Borrower shall make full and timely indefeasible payment in cash of the principal of and interest on the Loans, Advances and all other Obligations.
     6.3 Conduct of Business and Maintenance of Existence and Assets
          Borrower shall (i) conduct its business in accordance with good business practices customary to the industry, (ii) engage principally in the same or similar lines of business substantially as heretofore conducted, (iii) collect its Accounts in the ordinary course of business, (iv) maintain all of its material properties, assets and equipment used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents and otherwise as determined by

Borrower using commercially reasonable business judgment), (v) from time to time to make all necessary or desirable repairs, renewals and replacements thereof, as determined by Borrower using commercially reasonable business judgment, (vi) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and good standing in each jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification could reasonably be expected to have a Material Adverse Effect; and (vii) remain in good standing and maintain operations in all jurisdictions in which currently located, except where the failure to maintain such good standing could not reasonably be expected to have a Material Adverse Effect.
     6.4 Compliance with Legal and Other Obligations
          Borrower shall (and shall cause the Joint Venture to) (i) comply in all material respects with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, including applicable requirements of the Standards for Privacy of Individually Identifiable Health Information which were promulgated pursuant to HIPAA; (ii) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith and against which adequate reserves have been established in accordance with GAAP, (iii) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, except where the failure to comply, pay or perform would not reasonably be expected to have a Material Adverse Effect, (iv) maintain and comply with all material Permits necessary to conduct its business and comply with any new or additional requirements that may be imposed on it or its business, except, solely with respect to the Joint Venture, where the failure of the Joint Venture to comply with the foregoing would not reasonably be expected to have a Material Adverse Effect, and (v) properly file all Medicaid/Medicare cost reports.
     6.5 Insurance
          Borrower shall (i) keep all of its insurable properties and assets (including without limitation Inventory that is in transit (whether by vessel, air or land) adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or owning similar assets or properties and at least the minimum amount required by applicable law (and with respect to Inventory that is in transit, maintain insurance covering the same for its full replacement cost under all risk marine insurance policies endorsed to cover all risks required by Lender and with such amounts of coverage and deductibles as Lender determines, in its Permitted Discretion (but taking into account insurance practices of businesses engaging in substantially the same activities as Borrower), issued by such insurance carriers as are acceptable to Lender), including, without limitation, medical malpractice and professional liability insurance, as applicable; and maintain general public liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of Borrower; and (ii) maintain insurance under all applicable workers’ compensation laws; all of the foregoing insurance policies to (A) be reasonably satisfactory in form and substance to Lender, (B) name Lender as loss payee and additional insured thereunder, and (C) expressly provide that they cannot be altered, amended, modified or canceled without thirty (30) days prior written notice to Lender and that they inure to the benefit of Lender notwithstanding any action or omission or negligence of or by Borrower or any insured thereunder.

     6.6 True Books
          Borrower shall (and shall cause the Joint Venture to) (i) keep true, complete and accurate books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its and their dealings and transactions in all material respects; and (ii) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business, and include such reserves in its quarterly as well as year end financial statements.
     6.7 Inspection; Periodic Audits
          Borrower shall permit the representatives of Lender, at the expense of Borrower, from time to time during normal business hours upon reasonable notice, to (i) visit and inspect any of its offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine or audit all of its books of account, records, reports and other papers (but not more often than four (4) times per year so long as no Default or Event of Default exists), (ii) make copies and extracts therefrom, and (iii) discuss its business, operations, prospects, properties, assets, liabilities, condition and/or Accounts and Inventory with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing).
     6.8 Further Assurances; Post Closing
          At Borrower’s cost and expense, Borrower shall (i) take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, assignments, instructions or documents as Lender may request with respect to the purposes, terms and conditions of the Loan Documents and the consummation of the transactions contemplated thereby, and (ii) without limiting and notwithstanding any other provision of any Loan Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations, as are set forth on Schedule 6.8.
     6.9 Payment of Indebtedness
          Except as otherwise prescribed in the Loan Documents, Borrower shall pay, discharge or otherwise satisfy at or before maturity (subject to applicable grace periods and, in the case of trade payables, to ordinary course payment practices) all of its material obligations and liabilities, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by Borrower in accordance with GAAP to the satisfaction of Lender in its sole discretion.
     6.10 Lien Searches
          If Liens other than Permitted Liens exist, Borrower immediately shall take, execute and deliver all actions, documents and instruments necessary to release and terminate such Liens.
     6.11 Use of Proceeds
          Borrower shall use the proceeds from the Revolving Facility only for the purposes set forth in the first “WHEREAS” clause of this Agreement.

     6.12 Collateral Documents; Security Interest in Collateral
          Borrower shall (i) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise or reasonably requested by Lender to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Lender and Lender’s perfected first priority Lien on the Collateral (and Borrower irrevocably grants Lender the right, at Lender’s option, to file any or all of the foregoing), (ii) within two business days of learning thereof, report to Lender any reclamation, return or repossession of goods in excess of $10,000 (individually or in the aggregate), and (iii) defend the Collateral and Lender’s perfected first priority Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Lender, and pay all reasonable costs and expenses (including, without limitation, reasonable in-house documentation and diligence fees and legal expenses and reasonable attorneys’ fees and expenses) in connection with such defense, which may at Lender’s discretion be added to the Obligations.
     6.13 Right of First Refusal
          If at any time any Borrower or Guarantor (each, a “Credit Party”) or any of their respective Subsidiaries or Affiliates receives from a third party an offer, term sheet or commitment or makes a proposal accepted by any Person (each, an “Offer”) which provides for any type of financing (other than an offering of common stock or other equity securities which do not contain or enjoy any debt or debt-like rights or features, which are not convertible or exchangeable into debt or debt-like instruments or which may otherwise be characterized, whether for accounting, income tax or any other purposes, as debt) to or for a Credit Party or any of its Affiliates, such Credit Party, on behalf of itself or such Affiliate, shall immediately notify such third party making the offer of Lender’s rights under this Section 6.13, and further shall immediately notify Lender of the Offer in writing (including all material terms of the Offer). Lender shall have thirty (30) calendar days after Receipt of such notice (the “Option Period”) to agree to provide similar financing in the place of such Person upon substantially the same terms and conditions (or terms more favorable to such Credit Party or Affiliate) as set forth in the Offer. Lender shall notify Credit Party or Affiliate in writing of Lender’s acceptance of the Offer pursuant hereto (the “Acceptance Notice”), in which case Credit Party shall obtain, or shall cause Affiliate to obtain, such financing from Lender and shall not accept the Offer from such other Person. If no Acceptance Notice has been Received from Lender within the Option Period, Credit Party or Affiliate may consummate the Offer with the other Person on the terms and conditions set forth in the Offer (the “Transaction”); provided, however, that none of foregoing or any failure by Lender to issue an Acceptance Notice shall be construed as a waiver of any of the terms, covenants or conditions of any of the Loan Documents. If the Transaction is not consummated on the terms set forth in the Offer or with the Person providing the Offer or during the ninety (90) calendar day period following the expiration of the Option Period, Credit Party shall not be permitted, and shall not permit its Affiliate, to consummate the Transaction without again complying with this Section 6.13. The provisions of this Section 6.13 shall survive the payment in full of the Obligations and termination of this Agreement for a period of six months. For purposes of this Section 6.13, “Lender” shall include CapitalSource Finance LLC and any of its parents, subsidiaries or Affiliates. The provisions of this Section 6.13 shall not apply to any Offer to an Affiliate of any Borrower or Guarantor (or any of their respective Subsidiaries or Affiliates (other than the Affiliate receiving the Offer)) if such financing is intended to be used solely for a business conducted by or to be conducted by such Affiliate which is unrelated to the business of any such Borrower or Guarantor (or any such respective Subsidiaries or Affiliates) as such business exists from time to time or may result from any acquisition, merger or similar transaction how so ever structured which is the subject of the Offer.

     6.14 Taxes and Other Charges
          (a) All payments and reimbursements to Lender made under any Loan Document shall be free and clear of and without deduction for all taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever, excluding taxes to the extent imposed on Lender’s net income or franchise. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable under any Loan Document to Lender, then the sum payable to Lender shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made. Notwithstanding any other provision of any Loan Document, if at any time after the Restatement Date (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by Lender with any request or directive (whether or not having the force of law) from any Governmental Authority: (A) subjects Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to Lender of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment fees or other fees payable hereunder or changes in the rate of tax on the overall net income of Lender), or (B) imposes on Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein; and the result of any of the foregoing is to increase the cost to Lender of making or continuing any Loan hereunder or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 6.14 it shall promptly (but in any event within ninety (90) days of becoming aware thereof) notify Borrower of the event by reason of which Lender has become so entitled and a detailed calculation thereof, and each such notice of additional amounts payable pursuant to this Section 6.14 submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.
          (b) Borrower shall promptly, and in any event within five (5) Business Days after Borrower or any authorized officer of Borrower obtains knowledge thereof, notify Lender in writing of any oral or written communication from the Internal Revenue Service or otherwise with respect to any (i) tax investigations, relating to the Borrower directly, or relating to any consolidated tax return which was filed on behalf of Borrower, (ii) notices of tax assessment or possible tax assessment, (iii) years that are designated open pending tax examination or audit, and (iv) information that could give rise to an IRS tax liability or assessment.
     6.15 Payroll Taxes
          Without limiting or being limited by any other provision of any Loan Document, Borrower at all times shall retain and use a Person acceptable to Lender to process, manage and pay its payroll taxes and shall cause to be delivered to Lender within ten (10) calendar days after the end of each calendar month a report of its payroll taxes for the immediately preceding calendar month and evidence of payment thereof. Lender acknowledges that Paychex is an acceptable company engaged by Borrower to process, manage and pay its payroll taxes as of the Restatement Date. Borrower acknowledges that in the event Borrower wishes to remove Paychex as the company engaged to process, manage and pay its payroll taxes, it will not do so until such time that Lender has consented in writing to such change, which consent will not be unreasonably withheld.
     6.16 Inventory Covenants
          With respect to the Inventory, Borrower: (a) shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower’s cost therefore and daily withdrawals therefrom and additions thereto; (b) shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, which consent shall not be unreasonably denied or delayed, except for sales of Inventory in the ordinary course of Borrower’s business and except to move Inventory directly from one location set forth or permitted herein to another such location; (c) shall produce, use, store, ship and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (d) assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (e) shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory except as set forth on Schedule 5.20; (f) shall keep the Inventory in good and marketable condition; and (g) shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval except as set forth on Schedule 5.20.
VII. NEGATIVE COVENANTS
          Each Borrower, jointly and severally, covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all of the Obligations and termination of this Agreement:
     7.1 Financial Covenants
          Borrower shall not violate the financial covenants set forth on Annex I to this Agreement, which is incorporated herein and made a part hereof.
     7.2 Permitted Indebtedness
          Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except the following (collectively, “Permitted Indebtedness”): (i) Indebtedness under the Loan Documents, (ii) any Indebtedness set forth on Schedule 7.2, (iii) Capitalized Lease Obligations incurred after April 30, 2004 and Indebtedness incurred pursuant to purchase money Liens permitted by Section 7.3(v), provided that the aggregate amount of such Capitalized Lease Obligations and purchase money indebtedness outstanding at any time shall not exceed $75,000, (iv) Indebtedness in connection with advances made by a stockholder in order to cure any default of the financial covenants set forth on Annex I; provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lender’s rights pursuant to a subordination agreement in form and substance satisfactory to Lender; (v) accounts payable to trade creditors and current operating expenses (other than for borrowed money) which are not aged more than 120 calendar days from the billing date or more than 30 days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings and such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower’s independent accountants shall have been reserved; (vi) borrowings incurred in the ordinary course of business and not exceeding $10,000 individually or in the aggregate outstanding at any one time, provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lender’s rights pursuant to a subordination agreement in form and substance satisfactory to Lender; and (vii) Permitted Subordinated Debt. Borrower shall not make prepayments on any existing or future Indebtedness in excess of $10,000 to any Person other than to Lender or to the extent specifically permitted by this Agreement or any subsequent agreement between Borrower and Lender.
     7.3 Permitted Liens
          Borrower shall not create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral, any of its membership interests in the Joint Venture (including any rights to receive profits or distributions) or any of its properties or assets or any of its authorized but unissued or treasury shares, securities or other equity or ownership or partnership interests, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”): (i) Liens under the Loan Documents or otherwise arising in favor of Lender, (ii) Liens imposed by law for taxes (other than payroll taxes), assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Lender in its sole discretion, (iii) (A) statutory Liens of landlords (provided that any such landlord has executed a Landlord Waiver and Consent in form and substance satisfactory to Lender) and of carriers, warehousemen (provided that any such warehousemen have executed a Warehouse Waiver and Consent in form and substance satisfactory to Lender), mechanics, materialmen, and (B) other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Lender in its sole discretion, (iv) Liens (A) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations, or (B) arising as a result of progress payments under government contracts, (v) purchase money Liens (A) securing Indebtedness permitted under Section 7.2(iii), or (B) in connection with the purchase by such Person of equipment in the normal course of business, provided that such payables shall not exceed any limits on Indebtedness provided for herein and shall otherwise be Permitted Indebtedness hereunder, (vi) Liens securing the MHR Subordinated Debt, (vii) Liens consisting of pledges of Borrower’s membership interests in the Joint Venture solely to lenders to the Joint Venture as long as (a) the terms and conditions of any documents, agreements and other instruments relating to such financing do not violate this Agreement or any of the other Loan Documents and (b) such financing is non-recourse to Borrower, any Guarantor and any of their properties and assets (other than such membership interests) and (viii) Liens disclosed on Schedule 7.3; provided, that the Lien in favor of Gilbraltar Bank, FSB shall not extend to any additional collateral or secure any Indebtedness in excess of $300,000.

     7.4 Investments; New Facilities or Collateral; Subsidiaries
          Borrower, directly or indirectly, shall not (i) purchase, own, hold, invest in or otherwise acquire obligations or stock or securities of, or any other interest in, or all or substantially all of the assets of, any Person or any joint venture (other than the Joint Venture in accordance with the terms and conditions of the Joint Venture Consent), or (ii) make or permit to exist any loans, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of the Joint Venture or any other Person (other than those created by the Loan Documents and Permitted Indebtedness and other than (A) trade credit extended in the ordinary course of business, (B) advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees, and (C) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business). Borrower, directly or indirectly, shall not purchase, own, operate, hold, invest in or otherwise acquire any facility, property or assets or allow the warehousing, location or storage of any Collateral other than at the locations set forth on Schedule 5.18B unless Borrower shall provide to Lender at least thirty (30) Business Days prior written notice. Borrower shall have no Subsidiaries other than those Subsidiaries, if any, existing on the Restatement Date and set forth in Schedule 5.3.
     7.5 Dividends; Redemptions
          Borrower shall not (i) declare, pay or make any dividend or Distribution on any shares of capital stock or other securities or interests (other than dividends or Distributions payable in its stock, or split-ups or reclassifications of its stock), (ii) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any capital stock or other securities or interests or of any options to purchase or acquire any of the foregoing (provided, however, that Borrower may redeem its capital stock from terminated employees (other than the Employees except to the extent permitted under the Employee Subordination Agreements) pursuant to, but only to the extent required under, the terms of the related employment agreements as long as no Default or Event of Default has occurred and is continuing or would be caused by or result from the payment thereof and as long as the aggregate amount of payments made to such terminating employees in any fiscal year does not exceed $50,000), (iii) otherwise make any payments or Distributions to any stockholder, member, partner or other equity owner in such Person’s capacity as such, or (iv) make any payment of any Management or Service Fee; provided, however, Borrower may (A) make payments in the ordinary course of business in accordance with the terms of the Employment Agreements to the extent that such payments are not otherwise prohibited under the terms of the Employee Subordination Agreements, (B) payments of Tax Distributions as long as no Event of Default has occurred and is continuing or would result therefrom and (C) payments for redemptions or puts as contemplated by Section 5 of the MHR Subordinated Note to the extent that such payments are not otherwise prohibited under the terms of the MHR Subordination Agreement and, if such redemption occurs under (a) Section 5(a), either the Lender has consented to Borrower’s incurrence of the Indebtedness necessary to consummate the Contravening Transaction under Section 7.1 of this Agreement (which consent shall be deemed to be a consent to such redemption under this Section 7.5) or the Obligations are being simultaneously paid in full in cash, (b) Section 5(b) or 5(c) of the MHR Subordinated Note, either the Lender has consented thereto or the Obligations are being simultaneously paid in full in cash, or (c) Section 5(d) of the MHR Subordinated Note, such redemption is made only in strict accordance with such Section 5(d), as in effect on February 28, 2005 and without amendment or modification and the proceeds (net of fees, expenses, commissions and other amounts required to be paid from such proceeds) to Borrower from the exercise of warrants contemplated and described in such Section 5(d) are at least four (4) times the proceeds utilized by Borrower to effect such redemption; provided, further, that Borrower shall not make or suffer to exist any such payment described in (i) through (iii) above if a Default of Event of Default has occurred and is continuing or would result therefrom.

     7.6 Transactions with Affiliates
          Borrower shall not enter into or consummate any transaction of any kind with (i) any of its Affiliates, (ii) any Guarantor or any of their respective Affiliates or (iii) the Joint Venture other than: (a) salary, bonus, severance, employee stock option and other compensation and employment arrangements with directors or officers in the ordinary course of business, provided, that no payment of any bonus or severance shall be permitted if a Default or Event of Default has occurred and remains in effect or would be caused by or result from such payment and provided further that, regardless of whether a Default or Event of Default shall have occurred and remain in effect or would be caused by or result from such payment, no payment of any severance shall be made, individually or in the aggregate, in excess of $250,000 in any twelve (12) month period, (b) Distributions and dividends permitted pursuant to Section 7.5, (c) transactions with Lender or any Affiliate of Lender, (d) payments permitted under and pursuant to written agreements entered into by and between Borrower and one or more of its Affiliates that both (A) reflect and constitute transactions on overall terms at least as favorable to Borrower as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, and (B) are subject to such terms and conditions as determined by Lender in its sole discretion; provided, that notwithstanding the foregoing clauses (A) and (B) above Borrower shall not (Y) enter into or consummate any transaction or agreement pursuant to which it becomes a party to any mortgage, note, indenture or guarantee evidencing any Indebtedness of any of its Affiliates or otherwise to become responsible or liable, as a guarantor, surety or otherwise, pursuant to agreement for any Indebtedness of any such Affiliate, or (Z) make any payment to any of its Affiliates in excess of $10,000 without the prior written consent of Lender (e) transactions with the Joint Venture in accordance with the terms and conditions of the Joint Venture Consent and (f) notwithstanding subsection (a) above, payments of salary, bonus, severance and deferred compensation under the Gregg Separation Agreement; provided however that payments in respect of “Put Right(s)” under the Gregg Separation Agreement shall continue to be governed by the Employee Subordination Agreement.
     7.7 Charter Documents; Fiscal Year; Name; Jurisdiction of Organization; Dissolution; Use of Proceeds
          Borrower shall not (i) amend, modify, restate or change its certificate of incorporation or formation or bylaws or similar charter documents in a manner that would be adverse to Lender, (ii) change its fiscal year unless Borrower demonstrates to Lender’s satisfaction compliance with the covenants contained herein for both the fiscal year in effect prior to any change and the new fiscal year period by delivery to Lender of appropriate interim and annual pro forma, historical and current compliance certificates for such periods and such other information as Lender may reasonably request, (iii) without at least 20 days prior written notice to Lender, change its name or change its jurisdiction of organization; (iv) amend, alter or suspend or terminate or make provisional in any material way, any Permit without the prior written consent of Lender, which consent shall not be unreasonably withheld, (v) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, or (vi) use any proceeds of any Advance for “purchasing” or “carrying” “margin stock” as defined in Regulations U, T or X of the Board of Governors of the Federal Reserve System.
     7.8 Truth of Statements
          Borrower shall not furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

     7.9 IRS Form 8821
          Borrower shall not alter, amend, restate, or otherwise modify, or withdraw, terminate or re-file the IRS Form 8821 required to be filed pursuant to the Conditions Precedent in Section 4.1 hereof.
     7.10 Transfer of Assets
          Notwithstanding any other provision of this Agreement or any other Loan Document, Borrower shall not sell, lease, transfer, assign or otherwise dispose of any interest in any properties or assets (other than obsolete equipment or excess equipment no longer needed in the conduct of the business in the ordinary course of business and sales of Inventory in the ordinary course of business), or agree to do any of the foregoing at any future time, except that:
          (a) Borrower may lease (as lessee) real or personal property or surrender all or a portion of a lease of the same, in each case in the ordinary course of business (so long as such lease does not create or result in and is not otherwise a Capitalized Lease Obligation prohibited under this Agreement), provided that a Landlord Waiver and Consent and such other consents as are required by Lender are signed and delivered to Lender with respect to any lease of real or other property, as applicable, if such real or other property serves as corporate headquarters or a billing office, if any books or records, Accounts or other properties relating to Accounts are located thereat or if other assets in excess of $10,000 are maintained at such property;
          (b) Borrower may arrange for the warehousing, fulfillment or storage of Inventory at locations not owned or leased by Borrower, in each case in the ordinary course of business, provided that a Warehouse Waiver and Consent and such other consents as are required by Lender are signed and delivered to Lender with respect to any such location;
          (c) Borrower may license or sublicense Intellectual Property or customer lists from third parties in the ordinary course of business, provided, that such licenses or sublicenses shall not interfere with the business or other operations of Borrower and that Borrower’s rights, title and/or interest in or to such Intellectual Property and customer lists and interests therein are pledged to Lender as further security for the Obligations and included as part of the Collateral if permitted in accordance with its terms; and
          (d) Borrower may consummate such other sales or dispositions of property or assets (including any sale or transfer or disposition of all or any part of its assets and thereupon and within one year thereafter rent or lease the assets so sold or transferred) only to the extent prior written notice has been given to Lender and to the extent Lender has given its prior written consent thereto, subject in each case to such conditions as may be set forth in such consent.
          (e) Borrower may sell its interests in the Joint Venture (i) to the other joint venturer in accordance with the terms and conditions of the Joint Venture’s limited liability company operating agreement as long as Borrower provides at least fifteen (15) days prior notice to Lender or (ii) to any other Person in an arms length transaction at fair market value as long as Borrower provides at least thirty (30) days prior notice to Lender.

     7.11 Payment on Permitted Subordinated Debt
          Except as permitted by the Subordination Agreement relating to such Permitted Subordinated Debt, Borrower shall not (i) make any prepayment of any part or all of any Permitted Subordinated Debt, (ii) repurchase, redeem or retire any instrument evidencing any such Permitted Subordinated Debt prior to maturity, or (iii) enter into any agreement (oral or written) which could in any way be construed to amend, modify, alter or terminate any one or more instruments or agreements evidencing or relating to any Permitted Subordinated Debt in a manner adverse to Lender, as determined by Lender in its sole discretion.
     7.12 HealthTrans Agreement and Wellpoint Agreement
          Borrower shall not amend, modify, supplement or cancel, or waive any other party’s compliance with, any material provision of the HealthTrans Agreement or the Wellpoint Agreement in a manner which is materially adverse to the rights and benefits of the Lender under this Agreement or under the Loan Documents or which is reasonably expected to have a Material Adverse Effect.
VIII. EVENTS OF DEFAULT
          The occurrence of any one or more of the following shall constitute an “Event of Default:”
          (a) Borrower shall fail to pay any amount on the Obligations or provided for in any Loan Document when due (whether on any payment date, at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise);
          (b) any representation, statement or warranty made or deemed made by Borrower or any Guarantor in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect);
          (c) Borrower or any Guarantor or other party thereto other than Lender shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, any Loan Document and such violation, breach, default or failure shall not be cured within the applicable period set forth in the applicable Loan Document; provided that, with respect to the affirmative covenants set forth in Article VI (other than Sections 6.1(c), 6.2, 6.3(i), (ii) and (iii), 6.5, 6.8, 6.9 and 6.11 for which there shall be no cure period), there shall be a fifteen (15) calendar day cure period commencing from the earlier of (i) Receipt by such Person of written notice of such breach, default, violation or failure, and (ii) the time at which such Person or any authorized officer thereof knew or became aware, or should have known or been aware, of such failure, violation, breach or default, but no Advances will be made during the cure period;
          (d) (i) any of the Loan Documents ceases to be in full force and effect, or (ii) any Lien created thereunder ceases to constitute a valid perfected first priority Lien on the Collateral in accordance with the terms thereof (other than as a result of the action or inaction of Lender), or Lender ceases to have a valid perfected first priority security interest in any of the Collateral or any securities pledged to Lender pursuant to the Security Documents;

          (e) one or more tax assessments, judgments or decrees is rendered against any Borrower or Guarantor in an amount in excess of $10,000 individually or $50,000 in the aggregate, which is/are not satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being rendered but no Advances will be made before the judgment is stayed, vacated or discharged;
          (f) (i) any default occurs, which is not cured or waived, (x) in the payment of any amount with respect to any Indebtedness for borrowed money (other than the Obligations) of any Borrower or Guarantor in excess of $10,000, (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which any Borrower or Guarantor is a party or to which any of their properties or assets are subject or bound under or pursuant to which any Indebtedness was issued, created, assumed, guaranteed or secured and such default continues for more than any applicable grace period or permits the holder of any Indebtedness to accelerate the maturity thereof, or (z) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument between any Borrower or Guarantor and Lender or any Affiliate of Lender (other than the Loan Documents), or (ii) any Indebtedness of any Borrower or any Guarantor is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or any obligation of such Person for the payment of Indebtedness (other than the Obligations) is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable;
          (g) any Borrower or Guarantor shall (i) be unable to pay its debts generally as they become due, (ii) have total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) that exceed its assets, at a Fair Valuation, (iii) have an unreasonably small capital base with which to engage in its anticipated business, (iv) file a petition under any insolvency statute, (v) make a general assignment for the benefit of its creditors, (vi) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, or (vii) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute;
          (h) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Borrower or Guarantor or the whole or any substantial part of any such Person’s properties, which shall continue unstayed and in effect for a period of thirty (30) calendar days, (B) shall approve a petition filed against any Borrower or Guarantor seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other applicable law or statute, which is not dismissed within thirty (30) calendar days or, (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of any Borrower or Guarantor or of the whole or any substantial part of any such Person’s properties, which is not irrevocably relinquished within thirty (30) calendar days, or (ii) there is commenced against any Borrower or Guarantor any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute and either (A) any such proceeding or petition is not unconditionally dismissed within thirty (30) calendar days after the date of commencement, or (B) any Borrower or Guarantor takes any action to indicate its approval of or consent to any such proceeding or petition, but no Advances will be made before any such order, judgment or decree described above is stayed, vacated or discharged, any such petition described above is dismissed, or any such custody or control described above is relinquished;

          (i) (i) any Change of Control occurs or any agreement or commitment to cause or that may result in any such Change of Control is entered into, (ii) any Material Adverse Effect, or Material Adverse Change occurs or is reasonably expected to occur, (iii) any Liability Event occurs or is reasonably expected to occur, or (iv) any Borrower or Guarantor ceases a material portion of its business operations as currently conducted;
          (j) Lender receives any indication or evidence that any Borrower or Guarantor may have directly or indirectly been engaged in any type of activity which, in Lender’s judgment, is likely to result in forfeiture of any property to any Governmental Authority which shall have continued unremedied for a period of ten (10) calendar days after written notice from Lender (but no Advances will be made before any such activity ceases);
          (k) an Event of Default occurs under any other Loan Document;
          (l) uninsured damage to, or loss, theft or destruction of, any portion of the Collateral occurs that exceeds $10,000 in the aggregate;
          (m) any Borrower or Guarantor or any of their respective directors or senior officers is criminally indicted or convicted under any law that could lead to a forfeiture of any Collateral;
          (n) the issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment against any Borrower or Guarantor or any of their property or assets which is/are not satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being issued;
          (o) any Borrower or Guarantor does, or enters into or becomes a party to any agreement or commitment to do, or cause to be done, any of the things described in this Article VIII or otherwise prohibited by any Loan Document (subject to any cure periods set forth therein);
          (p) any Employment Agreements shall be terminated in a manner which requires the payment of termination benefits in accordance with Section 5(b) thereof or any “Notice of Enforcement Action” or “Notice of Final Determination” shall be delivered to Lender pursuant to the Employee Subordination Agreement;
          (q) any default or event of default shall occur under the MHR Subordinated Note or any of the documents, agreements and instruments evidencing or securing the MHR Subordinated Debt, provided such default or event of default is not cured within any applicable cure periods under the documents, instruments and other agreements evidencing or securing the MHR Subordinated Debt; or
          (r) Borrower or any Guarantor or other party thereto other than Lender shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, any document governing the relations between any Borrower with any Affiliate and such violation, breach, default or failure shall not be cured within the applicable period set forth in that document;
then, and in any such event, notwithstanding any other provision of any Loan Document, Lender may, without notice or demand, do any of the following: (i) terminate its obligations to make Advances hereunder, whereupon the same shall immediately terminate and (ii) declare all or any of the Notes, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8(d), (g), (h) or (i)(iii), in which event all of the foregoing shall automatically and without further act by Lender be due and payable, provided that, with respect to non-material breaches or violations that constitute Events of Default under clause (ii) of Section 8(d), there shall be a three (3) Business Day cure period (but no Advances will be made during any such cure period) commencing from the earlier of (A) Receipt by the applicable Person of written notice of such breach or violation or of any event, fact or circumstance constituting or resulting in any of the foregoing, and (B) the time at which such Person or any authorized officer thereof knew or became aware, or should have known or been aware, of such breach or violation and resulting Event of Default or of any event, fact or circumstance constituting or resulting in any of the foregoing), in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.
IX. RIGHTS AND REMEDIES AFTER DEFAULT
     9.1 Rights and Remedies
          (a) In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Lender shall have the right to exercise any and all rights, options and remedies provided for in the Loan Documents, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of any Borrower held by Lender to reduce the Obligations, (ii) foreclose the Liens created under the Security Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged (other than Collateral consisting of Accounts owed or owing by Medicaid/Medicare Account Debtors absent a court order or compliance with applicable law) with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as any Borrower, as applicable, might exercise (other than with respect to Collateral consisting of Accounts owed or owing by Medicaid/Medicare Account Debtors absent a court order or compliance with applicable law), (v) collect and send notices regarding the Collateral (other than with respect to Collateral consisting of Accounts owed or owing by Medicaid/Medicare Account Debtors absent a court order or compliance with applicable law), with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and no Borrower shall resist or interfere with such action, (vii) at Borrower’s expense, require that all or any part of the Collateral be assembled and made available to Lender at any place designated by Lender, (viii) reduce or otherwise change the Facility Cap, (ix) relinquish or abandon any Collateral or securities pledged or any Lien thereon and/or (x) charge all interest, fees and other amounts provided under this Agreement on the Minimum Balance regardless of whether Advances are made or outstanding. Notwithstanding any provision of any Loan Document, Lender shall have the right, at any time that Borrower fails to do so, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder or Lender to the extent required under Landlord Waiver and Consent or Warehouse Waiver and Consent; (ii) pay for the performance of any of Obligations; (iii) discharge taxes or Liens on any of the Collateral that are in violation of any Loan document unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (iv) pay for the maintenance and preservation of the Collateral, including the payment of rent, warehouse fees or other per diem charges if required under any Landlord Waiver and Consent or Warehouse Waiver and Consent. Such expenses and advances shall be added to the Obligations until reimbursed to Lender and shall be secured by the Collateral, and such payments by Lender shall not be construed as a waiver by Lender of any Event of Default or any other rights or remedies of Lender.
          (b) Borrower agrees that notice received by it at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition.

If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. At any sale or disposition of Collateral or securities pledged, Lender may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by any Borrower which right is hereby waived and released. Borrower covenants and agrees not to, and not to permit or cause any of its Subsidiaries to, interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral. Lender, in dealing with or disposing of the Collateral or any part thereof, shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.
     9.2 Application of Proceeds
          In addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder shall be applied in the following order of priority: (i) first, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Borrower’s business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Lender may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Lender may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, in-house documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith); (ii) second, to the payment of all Obligations as provided herein; (iii) third, to the satisfaction of Indebtedness secured by any subordinate security interest of record in the Collateral if written notification of demand therefor is received before distribution of the proceeds is completed, provided, that, if requested by Lender, the holder of a subordinate security interest shall furnish reasonable proof of its interest, and unless it does so, Lender need not address its claims; and (iv) fourth, to the payment of any surplus then remaining to Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction, provided that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this section.
     9.3 Rights of Lender to Appoint Receiver
          Without limiting and in addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Lender shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Lender to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of Borrower and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

     9.4 Rights and Remedies not Exclusive
          Lender shall have the right in its sole discretion to determine which rights, Liens and/or remedies Lender may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Lender’s rights, Liens or remedies under any Loan Document, applicable law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Lender described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Lender otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.
X. WAIVERS AND JUDICIAL PROCEEDINGS
     10.1 Waivers
          Except as expressly provided for herein, Borrower hereby waives setoff, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document. Borrower hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Lender to obtain an order of court recognizing the assignment of, or Lien of Lender in and to, any Collateral, whether or not payable by a Medicaid/Medicare Account Debtor. With respect to any action hereunder, Lender conclusively may rely upon, and shall incur no liability to Borrower in acting upon, any request or other communication that Lender reasonably believes to have been given or made by a person authorized on Borrower’s behalf, whether or not such person is listed on the incumbency certificate delivered pursuant to Section 4.1 hereof. In each such case, Borrower hereby waives the right to dispute Lender’s action based upon such request or other communication, absent manifest error.
     10.2 Delay; No Waiver of Defaults
          No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Lender’s part in enforcing any such provision shall affect the liability of any Borrower or Guarantor or operate as a waiver of such provision or affect the liability of any Borrower or Guarantor or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by executing this Agreement and/or by making Advances on or after the Restatement Date, Lender does not waive any breach of any representation or warranty under any Loan Document, and all of Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.
     10.3 Jury Waiver
          EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE

TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.
     10.4 Cooperation in Discovery and Litigation
          In any litigation, arbitration or other dispute resolution proceeding relating to any Loan Document, Borrower waives any and all defenses, objections and counterclaims it may have or could interpose with respect to (i) any of its directors, officers, employees or agents being deemed to be employees or managing agents of Borrower for purposes of all applicable law or court rules regarding the production of witnesses by notice for testimony (whether in a deposition, at trial or otherwise), (ii) Lender’s counsel examining any such individuals as if under cross-examination and using any discovery deposition of any of them as if it were an evidence deposition, and/or (iii) using all commercially reasonable efforts to produce in any such dispute resolution proceeding, at the time and in the manner requested by Lender, all Persons, documents (whether in tangible, electronic or other form) and/or other things under its control and relating to the dispute.
XI. EFFECTIVE DATE AND TERMINATION
     11.1 Termination and Effective Date Thereof
          (a) Subject to Lender’s right to terminate and cease making Advances upon or after any Event of Default, this Agreement shall continue in full force and effect until the full performance and indefeasible payment in cash of all Obligations, unless terminated sooner as provided in this Section 11.1. Borrower may terminate this Agreement at any time upon not less than sixty (60) calendar days’ prior written notice to Lender and upon full performance and indefeasible payment in full in cash of all Obligations on or prior to such 60th calendar day after Receipt by Lender of such written notice. All of the Obligations shall be immediately due and payable upon any such termination on the termination date stated in any notice of termination (the “Termination Date”); provided that, notwithstanding any other provision of any Loan Document, the Termination Date shall be effective no earlier than the first Business Day of the month following the expiration of the sixty (60) calendar days’ prior written notice period. Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Lender’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations have been fully performed and indefeasibly paid in cash in full. The Liens granted to Lender under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of Lender shall continue in full force and effect notwithstanding the fact that Borrower’s borrowings hereunder may from time to time be in a zero or credit position until all of the Obligations have been fully performed and indefeasibly paid in full in cash.
          (b) If (i) Borrower terminates the Revolving Facility under this Section 11.1, (ii) Borrower voluntarily or involuntarily repays the Obligations (other than reductions to zero of the outstanding balance of the Revolving Facility resulting from the ordinary course operation of the provisions of Section 2.5), whether by virtue of Lender’s exercising its right of set off or otherwise; (iii) the Obligations are accelerated by Lender (each of the events described in (i), (ii) and (iii) above being hereinafter referred to as, a “Revolver Termination”), then at the effective date of any such Revolver Termination, Borrower shall pay Lender (in addition to the then outstanding principal, accrued interest and other Obligations relating to the Revolving Facility pursuant to the terms of this Agreement and any other Loan Document), to compensate Lender for the loss of bargain and not as a penalty, (i) on or before April 30, 2008, an amount equal to the greater of (x) the applicable Minimum Termination Fee, and (y) Yield Maintenance, and (ii) after April 30, 2008 an amount equal to the Minimum Termination Fee.
     11.2 Survival
          All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making of the Advances and any termination of this Agreement until all Obligations are fully performed and indefeasibly paid in full in cash. The obligations and provisions of Sections 3.4, 3.5, 6.13, 10.1, 10.3, 11.1, 11.2, 12.4, 12.7 and 12.10 shall survive termination of the Loan Documents and any payment, in full or in part, of the Obligations.
XII. MISCELLANEOUS
     12.1 Governing Law; Jurisdiction; Service of Process; Venue
          The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to its choice of law provisions. Any judicial proceeding against Borrower with respect to the Obligations, any Loan Document or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of Maryland. By execution and delivery of each Loan Document to which it is a party, Borrower (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 12.5 hereof, (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue or convenience, and (v) agrees that this loan was made in Maryland, that Lender has accepted in Maryland Loan Documents executed by Borrower and has disbursed Advances under the Loan Documents in Maryland. Nothing shall affect the right of Lender to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction having jurisdiction. Any judicial proceedings against Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of Maryland. All parties acknowledge that they participated in the negotiation and drafting of this Agreement and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.
     12.2 Successors and Assigns; Participations; New Lenders
          The Loan Documents shall inure to the benefit of Lender, Transferees and all future holders of any Note, the Obligations and/or any of the Collateral, and each of their respective successors and assigns. Each Loan Document shall be binding upon the Persons’ other than Lender that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Lender. No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of any Borrower or Guarantor. Nothing contained in any Loan

Document shall be construed as a delegation to Lender of any other Person’s duty of performance. BORROWER ACKNOWLEDGES AND AGREES THAT LENDER AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND RESTATE ANY NOTE, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS (EACH SUCH TRANSFEREE, ASSIGNEE OR PURCHASER, A “TRANSFEREE”). Each Transferee shall have all of the rights and benefits with respect to the Obligations, Notes, Collateral and/or Loan Documents held by it as fully as if the original holder thereof, and either Lender or any Transferee may be designated as the sole agent to manage the transactions and obligations contemplated therein; provided that, notwithstanding anything to the contrary in any Loan Document, Borrower shall not be obligated to pay under this Agreement to any Transferee any sum in excess of the sum which Borrower would have been obligated to pay to Lender had such participation not been effected. Notwithstanding any other provision of any Loan Document, Lender may disclose to any Transferee all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document.
     12.3 Application of Payments
          To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Lender. Any payments with respect to the Obligations received shall be credited and applied in such manner and order as Lender shall decide in its sole discretion.
     12.4 Indemnity
          Each Borrower jointly and severally shall indemnify Lender, its Affiliates and its and their respective managers, members, officers, employees, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel and in-house documentation and diligence fees and legal expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of such Indemnified Person. If any Indemnified Person uses in-house counsel for any purpose for which any Borrower is responsible to pay or indemnify, each Borrower expressly agrees that its indemnification obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by such Indemnified Person in its sole discretion for the work performed. Lender agrees to give Borrower reasonable notice of any event of which Lender becomes aware for which indemnification may be required under this Section 12.4, and Lender may elect (but is not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to Borrower’s consent, which consent shall not be unreasonably withheld or delayed. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an “Insured Event”), Lender agrees not to exercise its right to select counsel to defend the event if that would cause any Borrower’s insurer to deny coverage; provided, however, that Lender reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Lender obtains recovery from a third party other than an Indemnified Person of any of the amounts that any Borrower has paid to Lender pursuant to the indemnity set forth in this Section 12.4, then Lender shall promptly pay to such Borrower the amount of such recovery.
     12.5 Notice
          Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”): (i) registered or certified mail, return receipt requested, on the date on which received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.
     12.6 Severability; Captions; Counterparts; Facsimile Signatures
          If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.
     12.7 Expenses
          Borrower shall pay, whether or not the Closing occurs, all reasonable costs and expenses incurred by Lender and/or its Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other reasonable out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable attorneys’ fees and expenses, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, (iii) arising in any way out of administration of the Obligations, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Lender’s Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Lender’s transactions with Borrower, (vi) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, (vii) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument and (viii) any of the foregoing items (i) through (vii) which were incurred pursuant to, and remain unpaid under, the First Restated Agreement. All of the foregoing shall be charged to Borrower’s account and shall be part of the Obligations. If Lender or any of its Affiliates uses in-house counsel for any purpose under any Loan Document for which Borrower is responsible to pay or indemnify, Borrower expressly agrees that its Obligations include the allocable costs of such in-house counsel. Without limiting the foregoing, Borrower shall pay all taxes (other than taxes based upon or measured by Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of any Note and the filing and/or recording of any documents and/or financing statements.
     12.8 Entire Agreement
          This Agreement and the other Loan Documents to which Borrower is a party constitute the entire agreement between Borrower and Lender with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrower and Lender. No provision of this Agreement may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Lender and Borrower. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.
     12.9 Lender Approvals
          Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Lender with respect to any matter that is subject of any Loan Document may be granted or withheld by Lender in its sole and absolute discretion.
     12.10 Publicity
          Borrower hereby agrees that Lender or any Affiliate of Lender may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes and (ii) use Borrower’s or any Guarantor’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes. Borrower further agrees that except as required by law or regulation, including the filing of this Agreement with the United States Securities and Exchange Commission, Borrower shall not use Lender’s name, logo or other indicia germane to Lender without the prior consent of Lender, which consent shall not be unreasonably withheld.
     12.11 Release of Lender
          Notwithstanding any other provision of any Loan Document, Borrower voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself, its managers, members, directors, officers, employees, stockholders, Affiliates, agents, representatives, accountants, attorneys, successors and assigns and their respective Affiliates (collectively, the

“Releasing Parties”), hereby fully and completely releases and forever discharges the Indemnified Parties and any other Person or insurer which may be responsible or liable for the acts or omissions of any of the Indemnified Parties, or who may be liable for the injury or damage resulting therefrom (collectively, with the Indemnified Parties, the “Released Parties”), of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties as of the Restatement Date. Borrower acknowledges that the foregoing release is a material inducement to Lender’s decision to extend to Borrower the financial accommodations hereunder and has been relied upon by Lender in agreeing to make the Advances.
     12.12 Agent
          Lender and its successors and assigns hereby (i) designate and appoint CapitalSource Finance LLC, a Delaware limited liability company, and its successors and assigns (“CapitalSource”), to act as agent for Lender and its successors and assigns under this Agreement and all other Loan Documents, (ii) irrevocably authorize CapitalSource to take all actions on its behalf under the provision of this Loan Agreement and all other Loan Documents, and (iii) to exercise all such powers and rights, and to perform all such duties and obligations hereunder and thereunder. CapitalSource, on behalf of Lender, shall hold all Collateral, payments of principal and interest, fees, charges and collections received pursuant to this Agreement and all other Loan Documents. Borrower acknowledges that Lender and its successors and assigns transfer and assign to CapitalSource the right to act as Lender’s agent to enforce all rights and perform all obligations of Lender contained herein and in all of the other Loan Documents. Borrower shall within ten (10) Business Days after Lender’s reasonable request, take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, amendments, assignments, instructions or documents as Lender may request to evidence the appointment and designation of CapitalSource as agent for Lender and other financial institutions from time to time party hereto and to the other Loan Documents.
     12.13 Agreement Controls
          In the event of any inconsistency between this Agreement and any of the other Loan Documents, the terms of this Agreement shall control.
[INTENTIONALLY LEFT BLANK — SIGNATURE PAGE FOLLOWS]

[signature page to Second Amended and Restated Revolving Credit and Security Agreement]
     IN WITNESS WHEREOF, each of the parties has duly executed this Second Amended and Restated Revolving Credit and Security Agreement as of the date first written above.

UNITED STATES PHARMACEUTICAL GROUP, L.L.C. d/b/a NATIONSHEALTH
By:	/s/ Glenn M. Parker
	Name:	Glenn M. Parker, M.D.
Its: President

Address for Notices:
13650 N.W. 8th Street
Suite 109
Sunrise, FL 33325
Attention: Tim Fairbanks
Telephone: (954) 903-5018
FAX: (954) 903-5005

NATIONSHEALTH HOLDINGS, L.L.C.
By:	/s/ Glenn M. Parker
	Name:	Glenn M. Parker, M.D.
Its: Chief Executive Officer

Address for Notices:
13650 N.W. 8th Street
Suite 109
Sunrise, FL 33325
Attention: Tim Fairbanks
Telephone: (954) 903-5018
FAX: (954) 903-5005

NATIONSHEALTH, INC.
By:	/s/ Glenn M. Parker
	Name:	Glenn M. Parker, M.D.
Its: Chief Executive Officer

Address for Notices:
13650 N.W. 8th Street
Suite 109
Sunrise, FL 33325
Attention: Tim Fairbanks
Telephone: (954) 903-5018
FAX: (954) 903-5005

CAPITALSOURCE FINANCE LLC
By:	/s/ Keith D. Rueben
	Name:	Keith D. Rueben
Its:President

Address for Notices:
CapitalSource Finance LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Attention: Healthcare Finance Group, Portfolio Manager
Telephone: (301) 841-2700
FAX: (301) 841-2340

SCHEDULES

Schedule 2.4	—	Borrower’s Account(s)
Schedule 5.2	—	Required Consents
Schedule 5.3	—	Capitalization, Organization Chart (including all subsidiaries, authorized/issued capitalization, owners, directors, officers and managers) and Joint Ventures
Schedule 5.4	—	Liens; Real and Personal Property Owned or Leased; Leases
Schedule 5.8	—	Taxes
Schedule 5.11	—	Intellectual Property
Schedule 5.15A	—	Existing Indebtedness
Schedule 5.15B	—	Indebtedness Maturing During Term
Schedule 5.16	—	Other Agreements
Schedule 5.17	—	Insurance
Schedule 5.18A	—	Corporate Names
Schedule 5.18B	—	Places of Business; Collateral Location
Schedule 5.20	—	Inventory Sold or Acquired on Approval or Consignment Basis
Schedule 6.8	—	Further Assurances/Post Closing
Schedule 7.2	—	Permitted Indebtedness
Schedule 7.3	—	Permitted Liens

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ANNEX I
FINANCIAL COVENANTS
     1) Minimum EBITDA
          At not time shall Borrower permit EBITDA to be less than the amounts set forth across from such month or month(s) for the Test Period most recently ended:

Test Period Ending	Minimum EBITDA
October 31, 2005	$(4,000,000)
November 30, 2005	$(9,000,000)
December 31, 2005	$(16,000,000)
January 31, 2006	$(20,000,000)
February 28, 2006	$(17,500,000)
March 31, 2006	$(11,000,000)
April 30, 2006	$(6,000,000)
May 31, 2006	$(2,000,000)
June 30, 2006	$850,000
July 31, 2006	$850,000
August 31, 2006	$900,000
September 30, 2006	$900,000
October 31, 2006, November 30, 2006 and December 31, 2006	$1,000,000
January 31, 2007 through and including June 30,2007	$1,100,000
July 31, 2007 and thereafter	$1,500,000

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     2) Fixed Charge Coverage Ratio (EBITDA/Fixed Charges)
          At no time shall Borrower permit Fixed Charge Coverage Ratio to be less than the following as at the end of the following calendar months:

Test Period Ending	Ratio
June 30, 2006 through and including September 30, 2006	1.0 to 1.0
October 31, 2006 through and including December 31, 2006	1.1 to 1.0
January 31, 2007 through and including June 30, 2007	1.2 to 1.0
July 31, 2007 and thereafter	1.5 to 1.0

     3) Cash Velocity
Collections of Borrower’s Accounts (which shall not include CIGNA Receipts for purposes of this covenant) shall not be less than the amount set forth below for each calendar month during the Term; provided, that upon any violation of or failure to comply with this covenant Lender shall have the right, in its sole discretion, to consider for all purposes under the Agreement as though Borrower actually collected Accounts equal to such minimum required amount.

Calendar Month Ending	Cash Velocity
October 31, 2005	$5,000,000
November 30, 2005	$4,500,000
December 31, 2005	$4,500,000
January 31, 2006	$4,500,000
February 28, 2006	$2,000,000
March 31, 2006	$4,000,000
April 30, 2006 and thereafter	$3,500,000

     4) Minimum Liquidity and Working Capital
          As of the Restatement Date and at all other times during the Term Borrower shall have Available Cash on hand of at least $1,500,000.

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          For purposes of the covenants set forth in this Annex I, the terms listed below shall have the following meanings:
          “Available Cash” shall mean, for and on any date, the sum without duplication of the following for Borrower: (a) unrestricted cash on hand on such date, (b) Cash Equivalents held on such date, and (c) the unborrowed Availability on and as of such date.
          “Cash Equivalents” shall mean (a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor’s Ratings Services (“S&P”) is at least A-2 or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-2 or the equivalent thereof in each case with maturities of not more than six months from the date of acquisition (any bank meeting the qualifications specified in clauses (b)(i) or (ii), an “Approved Bank”), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a), above, entered into with any Approved Bank, (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six months after the date of acquisition and (e) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (a) through (d) above.
          “EBITDA” shall mean, for any Test Period, the sum, without duplication, of the following for Borrower, on a consolidated basis: Net Income determined in accordance with GAAP, plus, (a) Interest Expense, (b) taxes on income, whether paid, payable or accrued, (c) depreciation expense, (d) amortization expense, (e) all other non-cash, non-recurring charges and expenses, excluding accruals for cash expenses made in the ordinary course of business, and (f) loss from any sale of assets, other than sales in the ordinary course of business, all of the foregoing determined in accordance with GAAP, minus (a) gains from any sale of assets, other than sales in the ordinary course of business and (b) other extraordinary or non-recurring gains.
          “Fixed Charge Coverage Ratio” shall mean, for Borrower collectively on a consolidated basis, the ratio of (a) EBITDA for the Test Period, to (b) Fixed Charges for the Test Period.
          “Fixed Charges” shall mean, the sum of the following: (a) Total Debt Service, (b) Capital Expenditures, (c) income taxes paid in cash or accrued, and (d) dividends paid or accrued or declared.
          “Interest Expense” shall mean, for any Test Period, total interest expense (including attributable to Capital Leases in accordance with GAAP) fees with respect to all outstanding Indebtedness including capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements.
          “Interest Rate Agreement” shall mean any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to hedge the position with respect to interest rates.

3

          “Net Income” shall mean, the net income (or loss) determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than any Borrower) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to a Borrower by such Person, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Borrower or is merged into or consolidated with a Borrower or that Person’s assets are acquired by a Borrower, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to former or current employees, including officers, of a Borrower, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by a Borrower or any affiliate thereof, and (v) compensation expense resulting from the repurchase of capital stock, options and rights described in clause (iv) of this definition of Net Income.
          “Test Period” shall mean the three most recent calendar months then ended (taken as one accounting period), or such other period as specified in the Agreement or any Annex thereto (including, for purposes of calculating Enterprise Value as of any date, a trailing twelve month period).
          “Total Debt Service” shall mean the sum of (i) scheduled or other required payments of principal on Indebtedness, and (ii) Interest Expense, in each case for such period.
          Borrower acknowledges and agrees that all or some of the foregoing financial covenants and definitions shall be subject to amendment by Lender in the event that Borrower consolidates the financial operations of the Joint Venture in its consolidated financial statements. In such an event, Lender and Borrower shall negotiate in good faith to reach a mutual agreement with respect to the amendment of such financial covenants and definitions.

4

APPENDIX A
DEFINITIONS
          “Acceptance Notice” shall have the meaning given such term in Section 6.13.
          “Accounts” shall mean all “accounts” (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person), including without limitation, accounts, accounts receivables, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, Instruments, General Intangibles or Chattel Paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.
          “Account Debtor” shall mean any Person who is obligated under an Account.
          “Advance” shall mean a borrowing under the Revolving Facility. Any amounts paid by Lender on behalf of Borrower or any Guarantor under any Loan Document shall be an Advance for purposes of the Agreement.
          “Affiliate” shall mean, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of five percent (5%) or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise. “Affiliate” shall include any Subsidiary but, for purposes of this Agreement, shall not, except as set forth in the following proviso, be deemed to include the Joint Venture; provided, however, that for purposes of this Agreement, the Joint Venture shall be deemed to be an Affiliate for purposes of the Borrowing Base and the determination thereof to ensure that the Accounts and Inventory of or due from the Joint Venture do not constitute Eligible Receivables or Eligible Inventory.
          “Applicable Rate” shall mean the interest rates applicable from time to time to Advances under the Agreement.
          “Availability” shall have the meaning given such term in Section 2.1(a).
          “Borrowing Base” shall mean, as of any date of determination, the sum of (a) the net collectible U.S. Dollar value of Eligible Receivables, and (b) the U.S. Dollar Value of Eligible Inventory, as determined with reference to the most recent Borrowing Certificate and otherwise in accordance with this Agreement; provided, however, that if as of such date the most recent Borrowing Certificate is of a date more than four Business Days before or after such date, the Borrowing Base shall be determined by Lender in its sole discretion.

1

          “Borrowing Certificate” shall mean a Borrowing Certificate substantially in the form of Exhibit A.
          “Borrowing Date” shall have the meaning given such term in Section 2.4.
          “Business Day” shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve or Lender is closed.
          “Capital Expenditures” shall mean, for any Test Period, the sum (without duplication) of all expenditures (whether paid in cash or accrued as liabilities) during the Test Period that are or should be treated as capital expenditures under GAAP.
          “Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a “capital lease” in accordance with GAAP.
          “Capitalized Lease Obligations” shall mean all obligations of any Person under Capital Leases, in each case, taken at the amount thereof accounted for as a liability in accordance with GAAP.
          “Change of Control” shall mean, with respect to any Borrower or Guarantor, the occurrence of any of the following: (i) a merger, consolidation, reorganization, public offering of securities, recapitalization or share or interest exchange, sale or transfer or any other transaction or series of transactions in which its stockholders, managers, partners or interest holders immediately prior to such transaction or series of transactions receive, in exchange for the stock or interests owned by them, cash, property or securities of the resulting or surviving entity or any Affiliate thereof, and, as a result thereof, Persons who, individually or in the aggregate, were holders of 50% or more of its voting stock, securities or equity, partnership or ownership interests immediately prior to such transaction or series of transactions hold less than 50% of the voting stock, securities or other equity, partnership or ownership interests of the resulting or surviving entity or such Affiliate thereof, calculated on a fully diluted basis, (ii) a direct or indirect sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of its assets, or (iii) any “change in/of control” or “sale” or “disposition” or similar event as defined in any document governing indebtedness of such Person which gives the holder of such indebtedness the right to accelerate or otherwise require payment of such indebtedness prior to the maturity date thereof.
          “Charter and Good Standing Documents” shall mean, for each Borrower and any Guarantor (i) a copy of the certificate of incorporation or formation (or other charter document) certified as of a date satisfactory to Lender before the Restatement Date by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Borrower and Guarantor, if amended since the Restatement Date, (ii) a copy of the bylaws or similar organizational documents certified as of a date satisfactory to Lender before the Restatement Date by the corporate secretary or assistant secretary of such Borrower, if amended since the Restatement Date, (iii) an original certificate of good standing as of a date acceptable to Lender issued by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Borrower and Guarantor and of every other jurisdiction in which such Borrower has an office or conducts business or is otherwise required to be in good standing, and (iv) copies of the resolutions of the Board of Directors or managers (or other applicable governing body) and, if required, stockholders, members or other equity owners authorizing the execution, delivery and performance of the Loan Documents to which such Borrower and any Guarantor is a party, certified by an authorized officer of such Person as of the Restatement Date.

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          “CIGNA” shall mean Connecticut General Life Insurance Company and its subsidiaries and affiliates.
          “CIGNA Receipts” shall mean any and all amounts received by any Borrower from CIGNA or any other Person in respect of Borrower’s Medicare Part D program, including but not being limited to, pursuant to the CIGNA Strategic Agreement.
          “CIGNA Strategic Agreement” shall mean that certain Strategic Agreement dated May 4, 2005, by and among CIGNA, USPG and NationsHealth, together with any amendments, modifications or supplements thereto.
          “Closing” shall mean the satisfaction, or written waiver by Lender, of all of the conditions precedent set forth in the Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.
          “Collateral” shall have the meaning given such term in Section 2.9.
          “Collateral Patent, Trademark and Copyright Assignment” shall mean any patent, trademark or copyright assignment or acknowledgement executed by and between Borrower and Lender, as such may be modified, amended or supplemented from time to time.
          “Collateral Management Fee” shall have the meaning given such term in Section 3.3.
          “Concentration Account” shall have the meaning given such term in Section 2.5.
          “Contravening Transaction” shall have the meaning set forth in that certain side letter dated February 28, 2005 between Borrower, MHR Capital Partners LP, MHR Capital Partners (100) LP and OTQ LLC setting forth certain procedures with respect to redemptions of the MHR Subordinated Debt and related equity and equity related securities and attached hereto as Exhibit C-1.
          “Credit Party” shall have the meaning given such term in Section 6.13.
          “Debtor Relief Law” shall mean, collectively, the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.
          “Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or be or result in an Event of Default.
          “Dilution Items” shall have the meaning given such term in Section 2.1(b).
          “Distribution” shall mean any fee, payment, bonus or other remuneration of any kind, and any repayment of or debt service on loans or other indebtedness.
          “Eligible Billed Receivables” shall mean each Account arising in the ordinary course of Borrower’s business from the sale of goods or rendering of Services which Lender, in its sole discretion, deems an Eligible Receivable unless:

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          (a) it is not subject to a valid perfected first priority security interest in favor of Lender, subject to no other Lien;
          (b) it is not evidenced by an invoice, statement or other documentary evidence satisfactory to Lender; provided, that Lender in its sole discretion may from time to time include as Accounts that are not evidenced by an invoice, statement or other documentary evidence satisfactory to Lender as Eligible Billed Receivables and determine the advance rate, liquidity factors and reserves applicable to Advances made on any such Accounts;
          (c) it or any portion thereof (in which case only such portion shall not be an Eligible Receivable) is payable by a beneficiary, recipient or subscriber individually and not directly by a Medicaid/Medicare Account Debtor or commercial medical insurance carrier acceptable to Lender;
          (d) it arises out of services rendered or a sale made to, or out of any other transaction between Borrower or any of its Subsidiaries and, one or more Affiliates of Borrower or any of its Subsidiaries;
          (e) it remains unpaid for longer than the earlier of (i) 120 calendar days after the first to occur of the claim date or invoice date, and (ii) 135 calendar days after the first to occur of shipment or delivery of goods;
          (f) with respect to all Accounts owed by any particular Account Debtor (other than Accounts from Medicaid/Medicare Account Debtors) and/or its Affiliates, if more than 50% of the aggregate balance of all such Accounts owing from such Account Debtor and/or its Affiliates remain unpaid for longer than the earlier of (i) 120 calendar days after the first to occur of the claim date or invoice date, and (ii) 135 calendar days after the first to occur of shipment or delivery of goods;
          (g) with respect to all Accounts owed by any particular Account Debtor and/or its Affiliates, 25% or more of all such Accounts are not deemed Eligible Receivables for any reason hereunder (which percentage may, in Lender’s sole discretion, be increased or decreased);
          (h) with respect to all Accounts owed by any particular Account Debtor and/or its Affiliates (except Medicaid/Medicare Account Debtors), if such Accounts exceed 20% of the net collectible dollar value of all Eligible Receivables at any one time (including Accounts from Medicaid/Medicare Account Debtors) (which percentage may, in Lender’s sole discretion, be increased or decreased);
          (i) any covenant, agreement, representation or warranty contained in any Loan Document with respect to such Account has been breached and remains uncured;
          (j) the Account Debtor for such Account has commenced a voluntary case under any Debtor Relief Law or has made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in respect of such Account Debtor in an involuntary case under any Debtor Relief Law, or any other petition or application for relief under any Debtor Relief Law has been filed against such Account Debtor, or such Account Debtor has failed, suspended business, ceased to be solvent, called a meeting of its creditors, or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs, or Borrower, in the ordinary course of business, should have known of any of the foregoing;

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          (k) it arises from the sale of property or services rendered to one or more Account Debtors outside the continental United States or that have their principal place of business or chief executive offices outside the continental United States;
          (l) it represents the sale of goods or rendering of services to an Account Debtor on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by Chattel Paper or an Instrument of any kind or has been reduced to judgment;
          (m) the applicable Account Debtor for such Account is any Governmental Authority, unless rights to payment of such Account have been assigned to Lender pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727, et seq. and 41 U.S.C. Section 15, et seq.), or otherwise only if all applicable statutes, regulations and other law respecting the assignment of Government Accounts have been complied with (for example, with respect to all Accounts payable directly by a Medicaid/Medicare Account Debtor the execution and delivery of a Lockbox Agreement in appropriate form);
          (n) to the extent that it is subject to any offset, credit (including any resource or other income credit or offset) deduction, defense, discount, chargeback, freight claim, allowance, adjustment, dispute or counterclaim, or is contingent in any respect or for any reason;
          (o) there is any agreement with an Account Debtor for any deduction from such Account, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each invoice related thereto, such that only the discounted amount of such Account after giving effect to such discounts and allowances shall be considered an Eligible Receivable;
          (p) any return, rejection or repossession of goods or services related to it has occurred;
          (q) it is not payable to Borrower;
          (r) Borrower has agreed to accept or has accepted any non-cash payment for such Account;
          (s) with respect to any Account arising from the sale of goods, the goods have not been shipped to the Account Debtor or its designee;
          (t) with respect to any Account arising from the performance of Services, the Services have not been actually performed or the Services were undertaken in violation of any law;
          (u) it is an Account arising under the Wellpoint Agreement in respect of the prescription drug card program until Wellpoint, Borrower and Lender have entered into a tri-party agreement with respect to Lender’s rights in any such Account satisfactory in form and substance to Lender in its sole discretion;
          (v) it is an Account arising under the HealthTrans Agreement with respect to the obligation of HealthTrans for the payment of administrative fees to Borrower which is not paid before the due date therefore under the HealthTrans Agreement; or

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          (w) such Account fails to meet such other specifications and requirements which may from time to time be established by Lender or is not otherwise satisfactory to Lender, as determined in Lender’s sole discretion.
          “Eligible Deductible Unbilled Receivables” shall mean each Account (other than Eligible Billed Receivables or Eligible Nondeductible Unbilled Receivables) arising in the ordinary course of Borrower’s business from the shipment or delivery of goods which Lender, in its sole discretion, deems an Eligible Deductible Unbilled Receivable and that otherwise would satisfy the criteria for Eligible Billed Receivables but for the fact that: (i) an invoice has not been rendered to the Account Debtor (due to the fact that the Borrower has not yet billed the Account Debtor for such receivable as the Account Debtor has not yet reached his/her deductible with Medicare for the applicable deductible period); and (ii) the Account remains unpaid for no longer than 90 calendar days after the first to occur of shipment or delivery of goods.
          “Eligible Inventory” shall mean Borrower’s saleable Inventory, after taking into account all discounts, which Inventory is maintained in the ordinary course of Borrower’s business which Lender, in its sole discretion, deems Eligible Inventory unless:
          (a) such Inventory is not subject to a valid perfected first priority security interest in favor of the Lender;
          (b) any consent, license, approval or authorization required to be obtained by Borrower in connection with the granting of a security interest under the Security Documents or in connection with the manufacture or sale of such Inventory has not been or was not duly obtained and is not in full force and effect;
          (c) any covenant, representation or warranty contained in this Agreement or in any other Loan Document with respect to such Inventory has been breached and remains uncured;
          (d) such Inventory is not owned by Borrower or is identified for sale to or on behalf of the Joint Venture;
          (e) such Inventory does not comply, or was not manufactured in compliance, in all material respects, with all applicable requirements of all statutes, laws, rules, regulations, ordinances, codes, policies, rules of common law, and the like, now or hereafter in effect, of any Governmental Authority, including any judicial or administrative interpretations thereof, and any judicial or administrative orders, consents, decrees or judgments;
          (f) such Inventory does not, or at the time of its purchase from the vendor did not, constitute “inventory” under Article 9 of the UCC as then in effect in the jurisdiction whose law governs perfection of the security interest;
          (g) the Person for whose account such Inventory is being or was produced has commenced a voluntary case under any federal bankruptcy or state or federal insolvency laws or has made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction in respect of such Person in an involuntary case under any federal bankruptcy or state or federal insolvency laws, or if any other petition or application for relief under any federal bankruptcy or state or federal insolvency laws has been filed against such Person, or if such Person has failed, suspended business, ceased to be solvent, called a meeting of its creditors, or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

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          (h) the transfer of Inventory to Borrower by vendor, supplier or other Person did not constitute a valid sale and transfer to Borrower of all right, title and interest of such Person in the inventory enforceable against all creditors of and purchasers from such person;
          (i) (A) Borrower is not the sole owner of all right, title and interest in and to such Inventory, (B) Borrower does not have a valid ownership interest therein free and clear of all Liens other than Liens granted under the Loan Documents, or (C) any offsets, defenses or counterclaims have been asserted or threatened in writing against such Inventory;
          (j) such Inventory is not in good working order or is damaged;
          (k) such Inventory is not located at a location which is owned by Borrower or subject to a Landlord Waiver and Consent or Warehouseman Waiver and Consent;
          (l) such Inventory consists only of packing materials, displays, supplies, parts or other components or is returned, rejected, repossessed or discontinued product or Inventory;
          (m) such Inventory is subject to a bona fide dispute or is or has been classified as counterfeit or fraudulent;
          (n) such Inventory has been sold, assigned, or otherwise encumbered by Borrower except pursuant to the Loan Documents;
          (o) such Inventory is not associated with a documented purchase order;
          (p) such Inventory consists of equipment that Borrower offers for rental or that is being rented from the Borrower or equipment borrowed by Borrower or given to Borrower to serve as demonstration equipment;
          (q) such Inventory constitutes custom Inventory, private-label Inventory, raw materials, in process, work-in-process, obsolete or unmerchantable Inventory, Inventory allocated to current warranty assignments, Inventory that consists of spare parts or Inventory subject to a quality assurance hold:
          (r) such Inventory is in transit;
          (s) such Inventory is (i) not in Borrower’s possession and control or (ii) outside the continental United States; or
          (t) such Inventory otherwise is not satisfactory to the Lender, as determined in the sole discretion of the Lender.
          “Eligible Nondeductible Unbilled Receivables” shall mean each Account (other than Eligible Billed Receivables or Eligible Deductible Unbilled Receivables) arising in the ordinary course of Borrower’s business from the shipment or delivery of goods which Lender, in its sole discretion, deems an Eligible Nondeductible Unbilled Receivable and that otherwise would satisfy the criteria for Eligible Billed Receivables but for the fact that: (i) an invoice has not been rendered to the Account Debtor; (ii) the Account remains unpaid for no longer than 60 calendar days after the first to occur of shipment or delivery of goods; and (iii) with respect to all Accounts owed by any particular Account Debtor (other than Accounts from Medicaid/Medicare Account Debtors) and/or its Affiliates, if more than 50% of the aggregate balance of all such Accounts owing from such Account Debtor and/or its Affiliates remain unpaid for no longer 60 calendar days after the shipment or delivery of goods.

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          “Eligible Receivables” shall mean, collectively, the Eligible Billed Receivables and Eligible Unbilled Receivables.
          “Eligible Unbilled Receivables” shall mean, collectively, the Eligible Deductible Unbilled Receivables and Eligible Nondeductible Unbilled Receivables.
          “Employee(s)” shall mean, collectively and each individually, Lewis Stone, Robert Gregg and Glenn Parker, M.D.
          “Employee Subordination Agreement” shall mean, collectively and each individually, each Employee Subordination Agreement to which Lender and each Employee is a party.
          “Employment Agreement” shall mean each Employment Agreement made as of March 9, 2004 by and between Millstream Acquisition Corporation and each Employee, as such may be modified, amended or supplemented from time to time.
          “Enterprise Value” shall mean, as of any date of determination, an amount equal to the greater of (i) six (6) times Borrower’s trailing twelve month EBITDA for the calendar month ending closest to the date of determination or (ii) one (1) times Borrower’s net revenue for the trailing twelve months (calculated as of the last day of the calendar month ending closest to the date of determination).
          “Environmental Laws” shall mean, collectively and each individually, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, any other “Superfund” or “Superlien” law and all other federal, state and local and foreign environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, in each case, as amended, and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.
          “Equity Participation Fee Agreement” shall mean that certain Equity Participation Fee Agreement by and between Lender and Borrower dated as of June 29, 2004, as such may be modified, amended or supplemented from time to time.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
          “Event of Default” shall mean the occurrence of any event set forth in Article VIII.
          “Existing Advances” shall mean any Advances outstanding under the First Restatement Credit Agreement as of the date hereto.
          “Facility Cap” shall have the meaning given the term in the Recitals of this Agreement.
          “Fair Valuation” shall mean the determination of the value of the consolidated assets of a Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm’s length transaction.

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          “First Restated Credit Agreement” shall have the meaning given such term in the Preamble hereof.
          “GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time as applied by nationally recognized accounting firms.
          “Government Account” shall be defined to mean all Accounts arising out of or with respect to any Government Contract.
          “Government Contract” shall be defined to mean all contracts with the United States Government or with any agency thereof, and all amendments thereto.
          “Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.
          “Gregg Separation Agreement” shall mean that certain Separation Agreement and General Release dated as of December 16, 2005 by Robert Gregg and NationsHealth and as in effect on such date.
          “Guarantor” shall mean, collectively and each individually, any and all guarantors of the Obligations or any part thereof.
          “Guaranty” shall mean, collectively and each individually, all guarantees executed by any Guarantors.
          “Hazardous Substances” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in or subject to any applicable Environmental Law.
          “Healthcare Laws” shall mean all applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority with respect to regulatory matters primarily relating to patient healthcare, healthcare providers and healthcare services (including without limitation Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute”).
          “HealthTrans” shall mean HealthTran LLC d/b/a HealthTrans.
          “HealthTrans Agreement” shall mean that certain HealthTrans Master Service Agreement by and between HealthTrans and Borrower dated April 1, 2002.

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          “HeathTrans Triparty Agreement” shall mean that certain agreement entered into between Borrower, Lender and HealthTrans, dated as of the Closing Date, as such may be modified, amended or supplemented from time to time.
          “Indebtedness” of any Person shall mean, without duplication, (a) all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which Indebtedness is to be determined, including any lease which, in accordance with GAAP would constitute Indebtedness, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock, equity or other ownership interest purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.
          “Indemnified Person” shall have the meaning given such term in Section 12.4.
          “Insured Event” shall have the meaning given such term in Section 12.4.
          “Insurer” shall mean a Person that insures another Person against any costs incurred in the receipt by such other Person of Services, or that has an agreement with any Borrower to compensate it for providing Services to such Person.
          “Inventory” shall mean all “inventory” (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person), now owned or hereafter acquired, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.
          “Joint Venture” means NationsHealth Specialty Rx, LLC, a Delaware limited liability company of which NationsHealth Holdings, Inc. owns 51% of the membership interests.
          “Joint Venture Consent” means that certain consent letter issued by Lender to Borrower dated July 29, 2005 in connection with the formation of the Joint Venture.
          “Landlord Waiver and Consent” shall mean a waiver/consent in form and substance satisfactory to Lender from the owner/lessor of any premises not owned by Borrower at which any of the Collateral is now or hereafter located for the purpose of providing Lender access to such Collateral, in each case as such may be modified, amended or supplemented from time to time.
          “Liability Event” shall mean any event, fact, condition or circumstance or series thereof (i) in or for which any Borrower becomes liable or otherwise responsible for any amount owed or owing to any Medicaid or Medicare program by a provider under common ownership with such Borrower or any provider owned by such Borrower pursuant to any applicable law, ordinance, rule, decree, order or regulation of any Governmental Authority after the failure of any such provider to pay any such amount when owed or owing, (ii) in which Medicaid or Medicare payments to any Borrower are lawfully set-off against payments to such Borrower or any other Borrower to satisfy any liability of or for any amounts owed or owing to any Medicaid or Medicare program by a provider under common ownership with such Borrower or any provider owned by such Borrower pursuant to any applicable law, ordinance, rule,

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decree, order or regulation of any Governmental Authority, or (iii) any of the foregoing under clauses (i) or (ii) in each case pursuant to statutory or regulatory provisions that are similar to any applicable law, ordinance, rule, decree, order or regulation of any Governmental Authority referenced in clauses (i) and (ii) above or successor provisions thereto.
          “Lien” shall mean any mortgage, pledge, security interest, encumbrance, restriction, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.
          “Loan” or “Loans” shall mean, individually and collectively, all Advances under the Revolving Facility.
          “Loan Documents” shall mean, collectively and each individually, this Agreement, the Original Credit Agreement, the Notes, the Security Documents, the Guaranties, the Equity Participation Fee Agreement, the Lockbox Agreements, the Uniform Commercial Code Financing Statements, the Subordination Agreements, the Landlord Waiver and Consents, the Warehouse Waiver and Consents, the Collateral Patent, Trademark and Copyright Assignment, the Borrowing Certificates and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Lender in connection with any of the foregoing or the Loans, as the same may be amended, modified or supplemented from time to time.
          “Lockbox Accounts” shall have the meaning given such term in Section 2.5.
          “Lockbox Agreement” shall have the meaning given such term in Section 2.5.
          “Lockbox Bank” shall have the meaning given such term in Section 2.5.
          “Management or Service Fee” shall mean any management, service or related or similar fee paid by Borrower to any Person with respect to any facility owned, operated or leased by Borrower.
          “Material Adverse Effect” or “Material Adverse Change” shall mean, in the case of Borrower or any Guarantor, any event, condition or circumstance or set of events, conditions or circumstances or any change(s) which (i) has, had or would reasonably be likely to have any material adverse effect upon or change in the validity or enforceability of any Loan Document to which such Borrower or any Guarantor, as applicable, is a party, (ii) has been or would reasonably be likely to be material and adverse to the value of any of the Collateral, to the priority of the Lender’s security interest in the Collateral, or to the business, operations, prospects, properties, assets, liabilities or condition of Borrower or any Guarantor, as applicable, either individually or taken as a whole, or (iii) has materially impaired or would reasonably be likely to materially impair the ability of any Borrower or Guarantor to pay any portion of the Obligations or to otherwise perform the Obligations or to consummate the transactions under the Loan Documents executed by such Person.
          “Medicaid/Medicare Account Debtor” shall mean any Account Debtor which is (i) the United States of America acting under the Medicaid or Medicare program established pursuant to the Social Security Act or any other federal healthcare program, including, without limitation, TRICARE (f/k/a CHAMPUS), (ii) any state or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act or any other state health care program, or (iii) any agent, carrier, administrator or intermediary for any of the foregoing.

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          “MHR Subordinated Debt” shall mean all Junior Obligations as defined in the MHR Subordination Agreement.
          “MHR Subordinated Note” shall mean, individually or collectively, the note or notes dated as of February 28, 2005 issued by the Borrower to MHR Capital Partners LP, MHR Capital Partners (100) LP and OTQ LLC in the aggregate principal amount of $15,000,000
          “MHR Subordination Agreement” shall mean the Senior Subordination Agreement dated as of February 28, 2005 by and among the Lender as the Senior Lender, MHR Capital Partners LP, MHR Capital Partners (100) LP and OTQ LLC as the Junior Lender and MHR Capital Partners LP in its capacity as the collateral agent for the Junior Lender and attached hereto as Exhibit C-2.
          “Minimum Termination Fee” shall mean the amount equal to 3% of the Facility Cap if the date of such termination is on or after the date hereof but prior to the end of the Term.
          “Note” shall mean, collectively and each individually, the promissory note(s) payable to the order of Lender executed by Borrower evidencing the Revolving Facility, as the same may be modified, amended or supplemented from time to time.
          “Obligations” shall mean all present and future obligations, Indebtedness and liabilities of Borrower and/or Guarantors to Lender at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, including but not limited to under any of the Loan Documents (including the Equity Participation Fee Agreement) or otherwise and, including, without limitation, all applicable fees, charges and expenses (including without limitation any unpaid installment of the Restatement Fee) and/or all amounts paid or advanced by Lender on behalf of or for the benefit of any Borrower and/or Guarantor for any reason at any time, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person.
          “Offer” shall have the meaning given such term in Section 6.13.
          “Option Period” shall have the meaning given such term in Section 6.13.
          “Original Credit Agreement” shall have the meaning given such term in the Preamble hereof.
          “Payment Office” shall mean initially the address set forth beneath Lender’s name on the signature page of the Agreement, and thereafter, such other office of Lender, if any, which it may designate by notice to Borrower to be the Payment Office.
          “Permit” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations, approvals, certificates of need, provider numbers and other rights.
          “Permitted Discretion” shall mean a determination or judgment made by Lender in good faith in the exercise of reasonable (from the perspective of a secured lender) business judgment.
          “Permitted Indebtedness” shall have the meaning given such term in Section 7.2.
          “Permitted Liens” shall have the meaning given such term in Section 7.3.

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          “Permitted Subordinated Debt” shall mean the MHR Subordinated Debt and other indebtedness incurred by Borrower which is subordinated to Borrower’s indebtedness owed to Lender pursuant to a written agreement approved by Lender in writing.
          “Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.
          “Prime Rate” shall mean a fluctuating interest rate per annum equal at all times to the rate of interest announced publicly from time to time by Citibank, N.A. as its base rate; provided, that such rate is not necessarily the best rate offered to its customers, and, should Lender be unable to determine such rate, such other indication of the prevailing prime rate of interest as may reasonably be chosen by Lender; provided, that each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in the Prime Rate.
          “Receipt” shall have the meaning given such term in Section 12.5.
          “Released Parties” shall have the meaning given such term in Section 12.11.
          “Releasing Parties” shall have the meaning given such term in Section 12.11.
          “Restatement Date” shall mean the date of this Agreement.
          “Restatement Fee” shall have the meaning given such term in Section 3.1.
          “Revolver Termination” shall have the meaning given such term in Section 11.1(b).
          “Revolving Facility Maturity Date” shall have the meaning assigned to such term in Section 2.2(b).
          “Revolving Note” shall mean, collectively and each individually, the promissory note(s) payable to the order of Lender executed by Borrower evidencing the Revolving Facility, as the same may be modified, amended or supplemented from time to time.
          “Security Documents” shall mean the Note, this Agreement, the Original Credit Agreement, the First Restated Credit Agreement, any guaranties, Collateral Patent, Trademark and Copyright Assignment, Lockbox Agreements, Uniform Commercial Code Financing Statements and all other documents or instruments necessary to create or perfect the Liens in the Collateral, as such may be modified, amended or supplemented from time to time.
          “Services” shall mean medical and health care services provided to a Person, including, but not limited to, medical and health care services which are covered by a policy of insurance issued by an Insurer, physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home health care services, residential and out-patient behavioral healthcare services.
          “Solvency Certificate” shall have the meaning given such term in Section 4.1(d).
          “Subordination Agreement” shall mean, collectively and each individually, the Employee Subordination Agreement, the MHR Subordination Agreement and each other subordination agreement to which Lender and other service providers, employees or creditors of any Borrower are a party.

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          “Subsidiary” shall mean, (i) as to Borrower, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by Borrower or one or more of its Subsidiaries, and (ii) as to any other Person, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Person or by one or more of such Person’s Subsidiaries. Notwithstanding the foregoing, the Joint Venture shall not, for purposes of this Agreement except as set forth in the following proviso, be deemed to be a Subsidiary of Borrower; provided, however, that for purposes of this Agreement, the Joint Venture shall be deemed to be a Subsidiary for purposes of the Borrowing Base and the determination thereof to ensure that the Accounts and Inventory of or due from the Joint Venture do not constitute Eligible Receivables or Eligible Inventory.
          “Tax Distributions” means, as to Borrower, the aggregate distributions from Borrower to its members to permit such members (and in the case of any member that is a partnership, S corporation or other flow-through entity for federal tax purposes, the beneficial owners of such entity) to pay taxes on their allocable share of the taxable income of Borrower, including any income allocated to a member pursuant to Section 704(c) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and determined (i) taking into account the principles of Section 754 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder and (ii) in an amount equal to the estimated tax liability of each member on the income of Borrower allocable to such member computed at the highest marginal federal and state rate applicable to such member or, in the case of a member that itself is a pass-through entity, at the highest marginal rates applicable to its owners; provided, however, that the amount of such distributions in any fiscal year shall not exceed the lesser of (x) the actual tax liability incurred by the members from the Borrower’s operations, or (y) twenty-five percent (25%) of Borrower’s net income from the preceding fiscal year.
          “Term” shall mean the period commencing on the date set forth on the first page hereof and ending on April 30, 2010.
          “Termination Date” shall have the meaning given such term in Section 11.1.
          “Transferee” shall have the meaning given such term in Section 12.2.
          “Transaction” shall have the meaning given such term in Section 6.13.
          “UCC” shall mean the Uniform Commercial Code as in effect in the State of Maryland from time to time.
          “Unused Line Fee” shall have the meaning given such term in Section 3.2.
          “Warehouse Waiver and Consent” shall mean a waiver/consent in form and substance satisfactory to Lender from any warehouseman, fulfillment house or other person owning a facility not owned by Borrower at which any Inventory is now or hereafter located for the purpose of providing Lender access to such Inventory, in each case as such may be modified, amended or supplemented from time to time.
          “Wellpoint” shall mean Professional Claim Services, Inc. d/b/a Wellpoint Pharmacy Management, a New York Corporation.
          “Wellpoint Agreement” shall mean that certain Service Agreement dated March 30, 2004 by and between Borrower and Wellpoint.

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          “Yield Maintenance” shall mean an amount equal to the product of: (A) the all-in effective yield (measured as a percentage per annum) on the Revolving Facility for the six months prior to the Termination Date; (B) the greater of (i) the average outstanding principal amount of the Revolving Facility for the sixth months prior to the Termination Date and (ii) the Minimum Balance); and (C) the quotient of (i) the number of months remaining in the Term, and (ii) twelve.

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